Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

COOL HOLDINGS, INC.

SIMPLY MAC, INC.

AND

GAMESTOP CORP.

May 9, 2019

Page

Article I DEPOSIT; PURCHASE AND SALE	1
1.1	Deposit; Purchase and Sale1
1.2	Closing1
1.3	Consideration2
1.4	Withholding Taxes5
1.5	Taking of Further Action6
1.6	Tax Consequences6
Article II REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY	6
2.1	Organization and Good Standing6
2.2	Authority and Enforceability6
2.3	Governmental Approvals and Consents7
2.4	No Conflicts7
2.5	Capital Structure7
2.6	Subsidiaries7
2.7	Financial Statements; Internal Financial Controls7
2.8	No Undisclosed Liabilities8
2.9	No Changes9
2.10	Tax Matters10
2.11	Real Property12
2.12	Tangible Property13
2.13	Intellectual Property13
2.14	Privacy Matters; Personal Data16
2.15	Material Contracts16
2.16	Employee Benefit Plans18
2.17	Employment Matters18
2.18	Governmental Authorizations19
2.19	Environmental Matters19
2.20	Litigation20
2.21	Insurance20
2.22	Compliance with Legal Requirements20
2.23	Interested Party Transactions21
2.24	Books and Records21
2.25	Third-Party Expenses21
2.26	Suppliers21
2.27	Bank Accounts; Powers of Attorney21
2.28	Inventories22
2.29	No Other Representations and Warranties22
Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER	22
3.1	Organization and Good Standing22
3.2	Authority and Enforceability22
3.3	Governmental Approvals and Consents22
3.4	No Conflicts22
3.5	Ownership of Shares of Company Capital Stock23
3.6	Litigation23
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(continued)

Page

3.7	Brokers’ and Finders’ Fees23
3.8	No Other Representations and Warranties23
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
4.1	Organization and Good Standing24
4.2	Authority and Enforceability24
4.3	Governmental Approvals and Consents24
4.4	No Conflicts24
4.5	Brokers’ and Finders’ Fees24
4.6	Solvency24
4.7	SEC Reports24
4.8	Litigation25
4.9	Liens25
4.10	Financing25
4.11	Subsidiaries25
4.12	Indebtedness25
4.13	Independent Investigation25
Article V CONDUCT OF COMPANY BUSINESS PRIOR TO THE CLOSING	26
5.1	Conduct of Business of the Company26
5.2	Forbearance of the Company26
Article VI ADDITIONAL AGREEMENTS OF THE PARTIES	26
6.1	Non-Solicitation of Competing Acquisition Proposals26
6.2	General Efforts to Close27
6.3	Access to Information27
6.4	Notification of Certain Matters28
6.5	Confidentiality28
6.6	Consents, Guarantees and Performance Bonds29
6.7	Employee Matters29
6.8	Payoff Letters; Release of Liens.30
6.9	Third-Party Expenses30
6.10	Closing Date Balance Sheet30
6.11	Closing Date Inventory31
6.12	Spreadsheet31
6.13	Public Disclosure31
6.14	Resignation of Directors and Officers.31
6.15	Joint Written Instructions.31
6.16	Spring Transition Services Agreement32
6.17	Auditor Engagement32
6.18	Cooperation with Seller Accounting Firm and Advisors33
6.19	Completion of Transition Services Agreement.33
Article VII ADDITIONAL AGREEMENTS OF THE SELLER	33
7.1	Restrictions on Transfer33
7.2	Release33
7.3	Non-Competition; Non-Solicitation34
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(continued)

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Article VIII CONDITIONS TO THE TRANSACTION	35
8.1	Conditions to Obligations of Each Party35
8.2	Conditions to Obligations of the Purchaser36
8.3	Conditions to Obligations of Company and the Seller37
Article IX INDEMNIFICATION	38
9.1	Survival of Representations and Warranties38
9.2	Indemnification by the Seller39
9.3	Indemnification by Purchaser40
9.4	Limitations on Indemnification41
9.5	Indemnification Claim Procedures42
9.6	Third-Party Claims43
9.7	Payments44
9.8	Release of Indemnity Escrow Amount44
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	45
10.1	Termination45
10.2	Effect of Termination45
10.3	Amendment46
10.4	Extension; Waiver46
ARTICLE XI TAX MATTERS	46
11.1	Consolidated Group46
11.2	Preparation and Filing of Tax Returns; Payment of Taxes46
11.3	Tax Contests47
11.4	Cooperation48
11.5	Resale Exemption Certificates48
11.6	Tax Refunds48
11.7	Pre-Closing Tax Periods48
11.8	Tax Procedure48
ARTICLE XII GENERAL PROVISIONS	48
12.1	Notices48
12.2	Interpretation49
12.3	Entire Agreement50
12.4	Assignment50
12.5	Severability50
12.6	Specific Performance and Other Remedies50
12.7	Governing Law51
12.8	Exclusive Jurisdiction51
12.9	Waiver of Jury Trial51
12.10	Counterparts51
12.11	Attorney Client Privilege51

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

AnnexDescription

Annex ACertain Defined Terms

ExhibitDescription

Exhibit AForm of Inventory Note
Exhibit BForm of Transition Services Agreement
Exhibit CDeposit Escrow Agreement
Exhibit DForm of Indemnity Escrow Agreement

Exhibit ESample Statement

SchedulesDescription

Schedule 4.12Purchaser Indebtedness
Schedule 6.8(a)Closing Indebtedness
Schedule 6.8(b)Liens
Schedule 6.11Product Inventory Methodology
Required Consent ScheduleRequired Consents
Guaranteed Contracts ScheduleGuaranteed Contracts

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2019, by and among Cool Holdings, Inc., a Maryland corporation (the “Purchaser”), Simply Mac, Inc., a Utah corporation (the “Company”), and GameStop Corp., a Delaware corporation (the “Seller”).  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Seller owns directly all of the Shares;

WHEREAS, the Shares constitute all of the issued and outstanding shares of Company Capital Stock, and the Seller has agreed to sell to the Purchaser free and clear of all Liens, and the Purchaser has agreed to purchase from the Seller, all of the Shares on the terms and subject to the conditions set forth in this Agreement (the “Purchase”);

WHEREAS, the Board of Directors of the Company have approved and the Board of Directors of the Seller have authorized this Agreement, the Purchase and the other transactions contemplated by this Agreement and the Related Agreements to which the Company and the Seller is a party (collectively, with all other transactions contemplated by all other Related Agreements, the “Transactions”);

WHEREAS, the Board of Directors of the Purchaser have approved this Agreement and the Transactions, including the Related Agreements to which the Purchaser or one or more of its Subsidiaries is a party.

WHEREAS, the Purchaser, the Company and the Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions; and

NOW, THEREFORE, in consideration of the agreements, covenants and other premises of each party set forth herein, the benefits to be gained by each party as a result of the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article I
DEPOSIT; PURCHASE AND SALE

Deposit; Purchase and Sale

.

(a)

Deposit.  The Seller, the Purchaser and the Escrow Agent have entered into the Deposit Escrow Agreement and the Purchaser has deposited with the Escrow Agent $750,000 in a segregated account established pursuant to the Deposit Escrow Agreement (the “Deposit”) for disbursement pursuant to this Agreement and the Deposit Escrow Agreement. The Purchaser shall be treated as the owner of the Deposit and all interest or other taxable income earned thereon for all income Tax purposes until such amounts, if any, are distributed pursuant to this Agreement and the Deposit Escrow Agreement.  The Purchaser and the Seller shall each pay fifty percent (50%) of the fees and expenses required to be paid to the Escrow Agent under the Deposit Escrow Agreement.

(b)

Purchase and Sale.  At the Closing, the Seller shall sell, assign, transfer, convey and deliver all of the Shares to the Purchaser free and clear of all Liens, and the Purchaser shall purchase all of the Shares from the Seller, on the terms and subject to the conditions set forth in this Agreement, for the consideration set forth in, and to be paid in accordance with, Section 1.3.

Closing

.  Unless this Agreement is validly terminated pursuant to Section 10.1, the Purchase shall be consummated at a closing (the “Closing”) on the later of August 7, 2019 and three (3) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), remotely via the exchange of signatures, unless another time is mutually agreed upon in writing by the Purchaser and the Seller.   The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

Consideration

.

(a)Total Consideration.  In consideration for the sale of Shares pursuant to Section 1.1, the Seller shall be entitled to an amount of consideration equal to the sum of (i) the Total Closing Consideration (as adjusted pursuant to Sections 6.10 and 6.11), plus (ii) the Final Inventory Amount (to the extent that it exceeds the Estimated Inventory Amount) (if any) less $1,100,000, in accordance with Section 1.3(e), plus (iii) the Final Working Capital Adjustment (to the extent that it exceeds the Estimated Working Capital Adjustment Amount) (if any), in accordance with Section 1.3(d), plus (iv) the Indemnity Escrow Release Amount (if any) in accordance with Article IX.

(b)Payments at Closing.  On the Closing Date, (i) the Purchaser shall pay, or cause to be paid, to the Seller the aggregate amount of the Total Closing Consideration by: (y) wire transfer of the Closing Cash Consideration in accordance with the wire transfer instructions set forth in the Spreadsheet; and (z) the execution and delivery of the Inventory Note by the Purchaser, the Company and the Applicable Subsidiaries and (ii) the Deposit shall be released to the Seller (and the Purchaser shall instruct the Escrow Agent in writing to release the Deposit to the Seller).

(c)Indemnity Escrow Amount.  On the Closing Date, the Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds, $345,000.00 (the “Indemnity Escrow Amount”) into a segregated account established pursuant to the Indemnity Escrow Agreement (the “Indemnity Escrow Fund”), for disbursement pursuant to this Agreement and the Indemnity Escrow Agreement.  Such deposit shall be made out of funds that otherwise would have been paid as consideration.  The Purchaser and the Seller shall each pay fifty percent (50%) of the fees and expenses required to be paid to the Escrow Agent under the Indemnity Escrow Agreement.  The Purchaser shall be treated as the owner of the Indemnity Escrow Fund and all interest or other taxable income earned thereon for all income Tax purposes until such amounts, if any, are distributed pursuant to this Agreement and the Indemnity Escrow Agreement.  The Indemnity Escrow Fund shall be available to compensate the Purchaser Indemnified Parties for any claims by such Purchaser Indemnified Parties for any Losses suffered or incurred by them and for which they are determined to be entitled to recovery pursuant to the terms of this Agreement, for the satisfaction of any Final Working Capital Adjustment payable to the Purchaser pursuant to Section 1.3(d)(v) and for the satisfaction of any Final Inventory Amount payable to the Purchaser to the extent permitted pursuant to Section 1.3(e)(v).

(d)Post-Closing Net Working Capital Adjustment.

(i)Within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Post-Closing Statement”) setting forth the Purchaser’s good faith calculation of (i) the Working Capital Adjustment Amount (including each component item thereof as set forth in the Sample Statement) (the “Post-Closing Working Capital Adjustment Amount”) and each of the components thereof, and (ii) the Final Working Capital Adjustment and each of the components thereof.

(ii)During the forty five (45) day period following delivery of the Post-Closing Statement to the Seller, the Purchaser shall, and shall cause its Representatives to, cooperate with the Seller and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by the Seller and its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Purchaser.  The Post-Closing Statement shall become final and binding on the forty fifth (45th) day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Purchaser written notice of its disagreement (for purposes of this Section 1.3(d), a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Seller shall be deemed to have agreed with all items and amounts in the Post-Closing

Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 1.3(d)(iii).

(iii)During the fourteen (14) day period following delivery of a Notice of Disagreement by the Seller to the Purchaser, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein.  During such fourteen (14) day period, the Seller shall, and shall cause its Representatives to, cooperate with the Purchaser and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by the Purchaser or its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Seller and its Representatives.  Any disputed items resolved in writing between the Seller and the Purchaser within such fourteen (14) day period shall be final and binding with respect to such items, and if the Seller and the Purchaser agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.  If the Purchaser does not respond to the Notice of Disagreement within such fourteen (14) day period, the Purchaser shall be deemed to have agreed with all items and amounts in the Notice of Disagreement and such items and amounts shall not be subject to review under Section 1.3(d)(iv).

(iv)If the Seller and the Purchaser have not resolved all such differences by the end of such fourteen (14) day period (or such later period if extended in a writing signed by the Seller and the Purchaser) (for purposes of this Section 1.3(d), the “Resolution Deadline”), the Seller and the Purchaser shall submit, in writing, to a nationally recognized public accounting firm independent of both the Seller, the Company and the Purchaser (and their respective Affiliates) and agreed upon in writing by the Seller and the Purchaser (or failing such agreement within ten (10) Business Days after the Resolution Deadline, then to a nationally recognized public accounting firm agreed upon in writing by the auditor of Purchaser and the most recent auditor of the Seller within ten (10) Business Days after notice to each such auditor) (the “Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute within thirty (30) days of the Resolution Deadline and the Accounting Firm shall make a written determination as to each such disputed item and the amount of the Post-Closing Working Capital Adjustment Amount (in each case, if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder.  The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.3(d)(iv) within the range of the difference between the Purchaser’s position with respect thereto and the Seller’s position with respect thereto.  The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.3(d)(iv).  The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Accounting Firm in any competent court.  Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Purchaser and the Seller in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(v)The “Final Working Capital Adjustment” shall initially be zero and shall be increased or decreased as follows: (i) if the Post-Closing Working Capital Adjustment Amount, as finally determined in accordance with this Section 1.3(d), is less than the Estimated Working Capital

Adjustment Amount, then the Final Working Capital Adjustment shall be decreased by shortfall; and (ii) if the Post-Closing Working Capital Adjustment Amount, as finally determined in accordance with this Section 1.3(d), is greater than the Estimated Working Capital Adjustment Amount, then the Final Working Capital Adjustment shall be increased by the amount of such excess.  If the Final Working Capital Adjustment is a negative number, within five (5) Business Days following the final determination of the Final Working Capital Adjustment, the Seller shall pay, or cause to be paid, directly to Purchaser the absolute value of the Final Working Capital Adjustment in accordance with the wire transfer instructions provided to Seller by Purchaser; provided, however, that the Purchaser may as an alternative, in its sole and absolute discretion, recover the absolute value of the Final Working Capital Adjustment from the Indemnity Escrow Fund (and, upon the Purchaser’s request, the Purchaser and the Seller shall, as promptly as practicable, deliver a joint written instruction to the Escrow Agent to release such amount from the Indemnity Escrow Fund to the Purchaser).  If the Final Working Capital Adjustment is a positive number, within five (5) Business Days following the final determination of the Final Working Capital Adjustment, the Purchaser shall pay, or cause to be paid, to the Seller the Final Working Capital Adjustment payable to Seller pursuant to this Article I directly in accordance with the wire transfer instructions set forth in the Spreadsheet within five (5) Business Days following the final determination of the Final Net Working Capital Adjustment.

(e)Post-Closing Inventory Adjustment.

(i)Following the Closing, the Purchaser and the Company shall compile an updated inventory of all of the Product Inventory consistent with past practice as of the close of business on the Closing Date to take into account any changes in the Product Inventory between the date of the physical inventory conducted pursuant to Section 6.11 and the Closing Date (the “Closing Date Product Inventory”), which such Closing Date Product Inventory, for the avoidance of doubt, may be based upon the Company’s books and records rather than a physical counting and will be calculated in accordance with the Sample Statement.  Within thirty (30) days after the Closing Date, the Purchaser will prepare and deliver (or cause to be prepared and delivered) to the Seller a copy of the Closing Date Product Inventory, which shall set forth the quantity and value of the Closing Date Product Inventory by location and by Product (the “Closing Inventory Statement”).  The value of the Closing Date Product Inventory shall be calculated in accordance with the methodology set forth on Schedule 6.11.  Such value, less the accounts payable and other Indebtedness related to the Closing Date Product Inventory, is referred to as the “Closing Inventory Amount”.

(ii)During the forty five (45) day period following delivery of the Closing Inventory Amount to the Seller, the Purchaser shall, and shall cause its Representatives to, cooperate with the Seller and its Representatives to provide them with information used in preparing the Closing Inventory Statement reasonably requested by the Seller and its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Purchaser.  The Closing Inventory Statement shall become final and binding on the forty five (45) day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Purchaser written notice of its disagreement (for purposes of this Section 1.3(e), a “Notice of Disagreement”) specifying the nature and amount of any disputed item.

(iii)During the fourteen (14) day period following delivery of a Notice of Disagreement by the Seller to the Purchaser, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein.  During such fourteen (14) day period, the Seller shall, and shall cause its Representatives to, cooperate with the Purchaser and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by the Purchaser or its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Seller and its Representatives.  Any disputed items resolved in writing between the Seller and the Purchaser within such fourteen (14) day period shall be final and binding with respect to such items, and if the Seller and the Purchaser agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.  If the Purchaser does not respond to the Notice of Disagreement within such fourteen (14) day period, the Purchaser shall be deemed to have agreed with all items and amounts in the Notice of Disagreement and such items and amounts shall not be subject to review under Section 1.3(e)(iv).

(iv)If the Seller and the Purchaser have not resolved all such differences by the end of such fourteen (14) day period (or such later period if extended in a writing signed by the Seller and the Purchaser) (for purposes of this Section 1.3(e), the “Resolution Deadline”), the Seller and the Purchaser shall submit, in writing, to the Accounting Firm their briefs detailing their views as to the correct nature and amount of each item remaining in dispute within thirty (30) days of the Resolution Deadline and the Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Inventory Amount (in each case, if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder.  The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.3(e)(iv) within the range of the difference between the Purchaser’s position with respect thereto and the Seller’s position with respect thereto.  The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.3(e)(iv).  The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Accounting Firm in any competent court.  Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Purchaser and the Seller in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Inventory Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(v)The “Final Inventory Amount” shall initially be the Estimated Inventory Amount and shall be increased or decreased as follows: (i) if the Closing Inventory Amount is less than the Estimated Inventory Amount, then the Final Inventory Amount shall be decreased by such shortfall; and (ii) if the Closing Inventory Amount is greater than the Estimated Inventory Amount, then the Final Inventory Amount shall be increased by the amount of such excess.  Upon determination of the Final Inventory Amount, the Inventory Note Amount shall be increased or decreased, as applicable, to equal the Final Inventory Amount less $1,100,000, with the adjusted Inventory Note Amount less all payments of principal and interest previously paid under the Inventory Note to be amortized over the remaining term of the Inventory Note and with interest to accrue from the original issue date of the Inventory Note; provided, however, that if the Final Inventory Amount is determined after the maturity date of the Inventory Note, (1) the amount of such increase shall be paid by the Purchaser to the Seller within five (5) Business Days of the determination of the Final Inventory Amount or (2) the amount of such decrease shall be paid by the Seller to the Purchaser within five (5) Business Days of the determination of the Final Inventory Amount and the Purchaser may as an alternative, in its sole and absolute discretion, recover such decrease from the Indemnity Escrow Fund (and, upon Purchaser’s request, Purchaser and the Seller shall, as promptly as practicable, deliver a joint written instruction to the Escrow Agent to release such amount from the Indemnity Escrow Fund to Purchaser).

Withholding Taxes

.  The Purchaser and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any Legal Requirements.  Upon determining that any such deduction or withholding is required, the Purchaser shall give prompt notice to the Seller, and the Seller shall have the opportunity to mitigate any such potential deduction or withholding by providing forms or other certifications that may reduce or eliminate such deduction or withholding.  To the extent such amounts are so deducted or withheld, and properly remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Taking of Further Action

.  If at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all of the Shares, then the Seller and its officers and directors will take all such lawful and reasonably necessary action as may be reasonably requested by the Purchaser to vest the Purchaser with full right, title and possession to all of the Shares.

Tax Consequences

.  The Purchaser makes no representations or warranties to the Seller or the Company regarding the Tax consequences to the Seller or the Company of this Agreement, the Purchase or any of the other Transactions, and the Company and the Seller acknowledge that they are relying solely on their own Tax advisors in connection therewith.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

Subject to such exceptions as are set forth in the disclosure schedule supplied by the Seller and the Company to the Purchaser on the date hereof (the “Disclosure Schedule”), which such section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure is reasonably apparent on its face, the Company and the Seller, jointly and severally, hereby represent and warrant to Purchaser as follows:

Organization and Good Standing

.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.  The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted.  The Company has Made Available true, correct and complete copies of its articles of incorporation, as amended to date (the “Articles of Incorporation”), and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”).  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.  Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every state in which the Company has Employees or facilities.  The operations now being conducted by the Company are not now and have not been since May 1, 2015 conducted by the Company under any other name other than Simply Mac, Inc.

Authority and Enforceability

. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and (b) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (collectively, the “Enforceability Limitations”).

Governmental Approvals and Consents

.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Transactions.

No Conflicts

.  Except as set forth in Section 2.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, (b) any Material Contract or (c) any Legal Requirement or Order applicable to the Company  or any of its properties or assets (whether tangible or intangible).

Capital Structure

.

(a)The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 2,084,870 shares (the “Shares”) are issued and outstanding and all of which are owned directly by the Seller as of the date hereof.  All Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.  No Person holds any issued and outstanding shares of Company Capital Stock other than the Seller.

(b)There are no outstanding loans or Indebtedness to or from, on the one hand, the Company and, on the other hand, the Seller.

(c)There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement for Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in shares, cash or otherwise).  As a result of the Transactions, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to vote, acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(d)Section 2.5(d) of the Disclosure Schedule sets forth all Indebtedness of the Company, the amount of such Indebtedness and the Person to whom such Indebtedness is owed.  After giving effect to the Closing, the Company will have no Indebtedness.

(e)The information contained in the Spreadsheet will be true, correct and complete as of immediately prior to the Closing.

Subsidiaries

. The Company does not have any Subsidiaries and does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in, or control, any Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

Financial Statements; Internal Financial Controls

.

(a)Attached to Section 2.7(a) of the Disclosure Schedule are true, correct and complete copies of the Company’s (i) unaudited balance sheet as of January 28, 2017 (the “2016 Financials”), (ii) unaudited balance sheet as of January 27, 2018 and the related unaudited income statement for the fiscal year period then ended (the “2017 Financials”) and (iii) unaudited balance sheet as of February 2, 2019 (the “Balance Sheet Date” and such balance sheet, the “Current Balance Sheet”), and the related unaudited statement of income for the fiscal year then ended (the “2018 Financials,” together with the 2016 Financials and the 2017 Financials, the “Financials”).  The Financials have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other, except that the Financials may not contain all footnotes required by GAAP.  The Financials present fairly the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of the Current Balance Sheet to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Financials are consistent with such books and records.

(b)The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are reasonably effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP.  Since May 1, 2015, the Company has not identified and the Company does not have any Knowledge of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any Fraud, whether or not material, that involves any Employee who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c)The information contained in the Closing Date Balance Sheet will be true, correct and complete as of immediately prior to the Closing.

(d)Section 2.7(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of February 2, 2019.  Except as set forth in Section 2.7(d) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Current Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full, without any counterclaim or set off, within the one hundred eighty (180) day period following the Closing Date.

(e)Section 2.7(e) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of February 2, 2019; and (ii) all notes payable of the Company, specifying, with respect to each of the foregoing, whether any such item is subject to (and if so, the amount of) any change of control payments, prepayment premiums, cancellation charges, or other similar fees, penalties, costs, or expenses.

No Undisclosed Liabilities

.  The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet or (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, none of which exceed $69,000.00.  By way of clarification, if there is a liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of the Company that is the subject matter of a representation or warranty in this Article II  other than this Section 2.8, such other representation or warranty (and not this

Section 2.8) shall be applicable to such liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement except to the extent such liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement was required to be reflected in financial statements in accordance with GAAP.

No Changes

.  Since the Balance Sheet Date through the date hereof, (a) the Company has been operated in the ordinary course of business consistent with past practice and (b) there has not been, occurred or arising any:

(i)modification, amendment or change to the Charter Documents;

(ii)formation of, or entry into any Contract to form, a Subsidiary, or acquisition of, or enter into any Contract to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(iii)capital expenditure or commitment, or Contract to make a capital expenditure or commitment, exceeding $69,000 individually or $100,000.00 in the aggregate;

(iv)acquisition or Contract to acquire, or disposal or Contract to dispose of, any assets of the Company or any business enterprise or division thereof, other than in connection with the provision of products and services to customers in the ordinary course of business consistent with past practice;

(v)modification or removal of any Company Privacy Policy, or publication of any new Company Privacy Policy;

(vi)entry into any Contract for the (y) sale, lease, license or transfer of any Company IP or any Contract or modification or amendment to any Contract with respect to Company IP with any Person, or (z) purchase or license of any Intellectual Property or Intellectual Property Rights (other than (A) non-exclusive inbound licenses, including “shrink-wrap” or “click-wrap” licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms, and (B) any software licensed under open source or similar licenses);

(vii)proposal or adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the adoption of this Agreement);

(viii)incurrence of any Indebtedness (other than the obligation to reimburse Employees for reasonable and routine business travel and expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issuance or sale of any debt securities, creation of a Lien over any asset of the Company or amendment to the terms of any outstanding loan Contract;

(ix)extension of any loan to any Person (except for advances to Employees for reasonable and routine business travel and expenses and extensions of credit to customers, in each case in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee of any Indebtedness of any Person (other than the Guarantees);

(x)assumption or guarantee of the obligations of any other Person (other than the Guarantees);

(xi)commencement or settlement of any Action or written threat of any Action by or against the Company, in each case in an amount in excess of $69,000;

(xii)payment, discharge, release, waiver or satisfaction of any material claims, rights or liabilities of the Company, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(xiii)adoption or change of accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP or applicable law;

(xiv)making or changing of any Tax election, adoption or change of any Tax accounting method, entry into any closing agreement in respect of Taxes, settlement of any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, requesting or receiving any Tax ruling, amendment of any Tax Return or filing of any income or other material Tax Return except as required by applicable law;

(xv)except as required by applicable laws, adoption, amendment or termination of any Company Employee Plan, including any indemnification agreement with any Employee or entry into or amendment of any Employee Agreement (other than the execution of the Company’s standard form at-will employment offer letter);

(xvi)hiring or termination of any Employee, promotion, demotion or other change to the employment status or title of any Employee, in each case with an annual base salary of at least $150,000 or any removal of any director of the Company;

(xvii)other than in the ordinary course or as required by applicable laws, increase or effect of any other change that would result in increased cost to the Company for the salary, wage rate or other compensation (including equity based compensation) payable or to become payable by the Company to any Employee;

(xviii)declaration, payment, Contract, or suffering of any kind of obligation of any kind for, the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee;

(xix)cancellation, amendment (other than in the ordinary course of business consistent with past practices) or failure to renew (on substantially similar terms as in existence immediately prior to such renewal) any insurance policy of the Company;

(xx)acceleration of the collection of any accounts receivable or delaying of the payment of any accounts payable, other than in the ordinary course of business consistent with past practices;

(xxi)entry into any agreement to purchase or sell any interest in real property or grant of any security interest in any real property;

(xxii)(A) termination, amendment, waiver or modification of any Material Contract, except in the ordinary course of business where such termination, amendment, waiver or modification has resulted in a liability of less than $69,000; (B) any violation of the terms of any Material Contract of which the Company or the Seller is aware or (C) entry into any Material Contract; or

(xxiii)Contract to take any of the actions described clause (i) through (xxii) of this Section 2.9, or any other action that would prevent the Company or the Seller from performing, or cause the Company or the Seller not to perform, its covenants or agreements hereunder or cause or result in any of its representations and warranties contained herein being untrue or incorrect.

Tax Matters

.

(a)Tax Returns and Payments.  Each Tax Return required to be filed by the Company with any Governmental Entity (collectively, the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) was accurate and complete in all material respects.  All Taxes required to be paid (or collected and paid over) by the Company have been timely paid (or collected and paid over, as applicable), including Taxes on income, sales, use or other excise

Taxes.  The Company has delivered or Made Available accurate and complete copies of federal pro forma income Tax Returns of the Company for taxable years ending on or after December 31, 2015, and all other Tax Returns of the Company that were filed on a separate company basis for the same period.

(b)Reserves for Payment of Taxes.  The Company has established, in the ordinary course of business and consistent with its past practices, adequate reserves in accordance with GAAP for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date.

(c)Audits; Claims.  To the Knowledge of the Company, no Company Return has since May 1, 2015 been examined or audited by any Governmental Entity.  The Company has not received from any Governmental Entity any:  (i) written notice indicating an intent to open an audit or other review; (ii) other request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment.  No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company (other than any automatic extension for which approval of a Governmental Entity is not required).  No Action is pending or threatened in writing against the Company in respect of any Tax.  There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(d)Distributed Stock.  The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e)280G; Tax Indemnity Agreements; Etc.  There is no material agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)Real Property Holding Corporation.  The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)No Other Jurisdictions for Filing Tax Returns.  There are no jurisdictions in which the Company is required to file a Tax Return (including sales and use Tax Returns) other than the jurisdictions in which the Company has filed Tax Returns.  The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of its business activities in that country.  No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(h)Reportable Transactions.  The Company has never participated in, nor is currently participating in, a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements.

(i)Withholding.  The Company has complied with all applicable Legal Requirements relating to the reporting, withholding and remitting of Taxes.

(j)Change in Accounting Methods; Closing Agreements; Etc.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any:  (i) change in method of accounting made, or incorrect method of accounting employed, prior to the Closing; (ii)  closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Closing; (iii) deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) in connection with transactions consummated prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing; or (vi) election made prior to the Closing under Section 108(i) of the Code.

(k)Consolidated Groups.  The Company is not, nor has it been since May 1, 2015, a party to or bound by any tax indemnity agreement, tax sharing agreement, cost sharing, tax allocation agreement or similar Contract (other than any commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes).  The Company does not have any liability for the Taxes of any Person (other than a member of the group the common parent of which was the Seller) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than any commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), by operation of law or otherwise.

(l)Section 409A.To the Company’s Knowledge, each Contract between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) is in operational and documentary compliance with Section 409A.    To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A.  There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.  There is no Contract to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Purchaser or Company Tax under Section 409A or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A.

Real Property

.  Neither the Company nor any Subsidiary owns any real property, has since May 1, 2015 owned any real property or is a party to any Contract to purchase or sell any real property.  Section 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”) along with, the address, the current monthly rent payable (excluding amounts payable on account of common area maintenance, taxes, insurance, utilities and similar items) and the date of commencement and scheduled expiration date (without regard to renewal options, the name of the lessor, and any lease guarantee, of each Contract for such Leased Property (each, a “Lease Agreement”), as well as the amount of any deposit or other security payment made with respect to such Leased Property.  The Company currently occupies all of the Leased Real Property for the operation of its business.  There are no other parties occupying, or with a right to occupy, the Leased Real Property.  Neither the Company nor any Subsidiary is party to any Contract or subject to any claim that requires or may require the payment of any real estate brokerage commissions, and no such commission is owed by the Company or any Subsidiary with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.  The Leased Real Property is in good operating condition and repair and, to the Knowledge of the Company, free from structural, physical and/or mechanical defects, and to the Knowledge of the Company, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is suitable for the conduct of the Company’s business.  There are no concessions, allowances, credits, rebates or refunds to which a tenant is entitled to receive (whether past due, due or may become due in the future) under one or more Lease Agreements, or may be entitled in the future under any Lease Agreement.  Except for the Guarantees, no one or more parties guaranty any obligations of any tenant under any Lease Agreement.  The Company has not audited and is not auditing any landlord’s books or records.  The Company is not a party to any subordination, non-disturbance and attornment Contracts (or similar Contracts) in connection with any or more Lease Agreements.  None of the Lease Agreements is in the name of a tenant other than the Company or any of its predecessors.  The Company hereby irrevocably assigns to Purchaser all cash security deposits held under the Lease Agreements.

Tangible Property

and Other Assets.  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet,  and (b) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The material items of equipment owned or leased by the Company, (i) together with the equipment made available to the Company pursuant to the Spring Transition Services Agreement and the Transition Services Agreement, are adequate for the conduct of the business of the Company immediately following the Closing as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.  The tangible properties and tangible assets, real, personal and mixed, owned or leased by the Company, together with the tangible properties and tangible assets made available to the Company pursuant the Spring Transition Services Agreement and the Transition Services Agreement, will constitute all of the tangible assets and tangible properties necessary and sufficient for the Company to carry on its business immediately following the Closing as currently conducted.  The Company uses certain assets owned by the Seller and the Seller provides certain services to the Company, including those set forth on Schedule 2.12 of the Disclosure Schedule, which assets and services are required for the conduct of the business of the Company as currently conducted.

Intellectual Property

.

(a)Disclosures.  The Disclosure Schedule sets forth a true and correct list of: (i) in Section 2.13(a)(i) of the Disclosure Schedule, (A) each item of (1) Registered IP in which the Company has or purports to have an ownership interest (“Registered Company IP”) and (2) material unregistered Trademarks (excluding trade dress) owned or purported to be owned by, or exclusively licensed to, the Company, (B) the record owner, and, if different, the legal owner and beneficial owner, of each item of Registered Company IP, (C) the jurisdiction in which such item of Registered Company IP has been registered or filed and the applicable application, registration or serial number, (D) for each domain name registration within the Registered Company IP, the applicable domain name registrar and the expiration date for the registration and name of the registrant and (E) each item of Company Software that constitutes Company IP; (ii) in Section 2.13(a)(ii) of the Disclosure Schedule, each Licensed IP Contract; and (iii) in Section 2.13(a)(iii) of the Disclosure Schedule, each Company IP Contract, other than (A)  rights granted to Employees to use Company IP for the sole benefit of the Company and (B) non-disclosure agreements that have been entered into in the ordinary course of business.

(b)Ownership Free and Clear.  The Company solely and exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens.  Without limiting the generality of the foregoing, except as set forth in Section 2.13(b) of the Disclosure Schedule:

(i)no royalties or similar compensation are due to any Employee or other Person for the use of any Company IP and no Employee or any other Person has made any assertion with respect to any alleged ownership right in any Company IP;

(ii)to the Knowledge of the Company, no Employee or former or concurrent employer of any Employee has any claim, right or interest (including the right to obtain any such claim, right or interest) to or in any Company IP, and no Intellectual Property Rights authored, invented, created, conceived, or developed for or on behalf of or in contemplation of the Company is subject to any Contract with any former or concurrent employer of any Employee or other Person;

(iii)to the Knowledge of the Company, as it relates to any Company IP, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(iv)since May 1, 2015, the Company has taken commercially reasonable steps to maintain the confidentiality of all proprietary information held by the Company as a trade secret, including any confidential information or trade secrets provided to the Company by any Person under an obligation of confidentiality, and to the Knowledge of the Company, no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information subject to confidentiality obligations by the receiving party;

(v)the Company has not (A) assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person, or (B) granted to any Person any exclusive rights in or agreed to or authorized retention of joint ownership of any Intellectual Property Rights that are or were Company IP;

(vi)all Company IP will be fully transferable and alienable by the Company at the Closing without restriction and without payment of any kind to any person;

(vii)there are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than non-exclusive licenses to Company IP or Company Services granted by the Company in the ordinary course of business consistent with past practice, that:  (A)  restrict the rights of the Company to use, transfer, license or enforce any Company IP, (B) restrict the conduct of the business of, including any payments by or conditions on, the Company in order to accommodate a third-party's Intellectual Property Rights or (C) grant any third-party any right with respect to any Company IP; and

(viii)the Company has the exclusive right to bring an Action against a third-party for infringement or misappropriation of the Company IP.

(c)Valid and Enforceable.  Each item of Registered Company IP is Since May 1, 2015 has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Registered Company IP in full force and effect have been made by the applicable deadline.  No Registered Company IP has been adjudged to be invalid or unenforceable.  There are no actions that must be taken by the Company within twelve (12) months of the date hereof for the purposes of perfecting, maintaining or renewing any Registered Company IP. No issuance or registration obtained and no application filed by the Company in connection with the Registered Company IP has been cancelled, abandoned, allowed to lapse or not renewed.

(d)Effects of the Transactions.  Except for any consents identified and/or required pursuant to Sections 2.4 and 3.4, each item of Company IP will be owned, licensed and available for use on identical terms following the consummation of the Transactions as such items were owned, licensed and available for use to the Company prior to the consummation of the Transactions, and neither the execution, delivery and performance by the Company nor the consummation of any transactions contemplated hereby shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Company in any Company IP.

(e)No Third-Party Infringement of Company IP.  To the Knowledge of the Company, (i) no Person since May 1, 2015 has infringed, misappropriated, or otherwise violated, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(f)No Infringement of Third-Party IP Rights.  To the Knowledge of the Company, the operation of the business of the Company (including the branding, advertising, promotion, marketing, distribution, hosting, provision, delivery, sale and licensing of any Company Services or Company IP) as previously conducted since May 1, 2015 and currently conducted has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the date hereof) or any other right of any Person (including any right to privacy or publicity), and has not constituted and does not constitute unfair competition or trade practices under any Legal Requirement.  (i) No infringement, misappropriation or similar Action is pending or has been brought or, to the Knowledge of the Company, threatened against the Company, and (ii) the Company has not received any notice or other written communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company or the operation of its business, (B) inviting the Company to license the Intellectual Property Rights of another Person or (C) claiming that the operation of the Company’s business constitutes unfair competition or trade practices under any Legal Requirements.

(g)Security Measures.  Since May 1, 2015, the Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that the Company’s information technology systems used in connection with the business and operations of the Company (including the Company Software that is Company IP) are free from any undisclosed “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” or any other code designed or intended to have, or capable of performing, any of the following functions:  (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Company computer system, network or other device; (ii) damaging or destroying any data or file without the user’s consent; or (iii) otherwise significantly adversely affect the functionality of any Company computer system, network or other device (collectively, “Harmful Code”).  The Company or the Seller  has commercially reasonable disaster recovery and security plans, procedures and facilities for the business and operations of the Company, and has taken reasonable steps at least consistent with industry standards for companies of similar size and stage of development to safeguard the information technology systems utilized in the business and operations of the Company as currently conducted and contemplated to be conducted.  To the Knowledge of the Company, since May 1, 2015, there have been no unauthorized intrusions or breaches of the security of the information technology systems used by or for the Company in connection with the business or operations of the Company, including the provision and operation of any Company Software that is Company IP.

(h)No Spyware or Malware.  To the Company’s Knowledge, no Company Software that is Company IP performs the following functions, without the knowledge of the Company customer, owner or user of a computer system or device on or with which such Company Software is operating:  (i) sends information of a user to another Person without the user’s consent or collects Personal Data stored on the computer system or device; (ii) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (ii) causes the computer system or device to communicate with another computer system or device, other than such communication as may be performed in direct relation to the intended functionality of such Company Software; (iv) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (v) records a user’s actions without the user’s knowledge; or (vi) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(i)Licenses of Source Code.  No source code for any Company IP has been delivered, licensed or made available by the Company to any other Person (other than to any Employee to use for the sole benefit of the Company).

(j)Bugs.  None of the Company Software that is Company IP contains any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of such Company Software, or any product or system containing or used in conjunction with such Company Software.

(k)The representations and warranties in this Section 2.13 and the last sentence of Section 2.12 are the sole and exclusive representations and warranties of the Seller concerning Intellectual Property Rights and Intellectual Property matters.

Privacy Matters; Personal Data

.  Section 2.14 of the Disclosure Schedule sets forth the current external Company Privacy Policy.  To the Knowledge of the Company, there has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Personal Data in any Company Databases.    Since May 1, 2015, the Company, each Company Service, all Company Privacy Policies and all Persons performing services on behalf of the Company are and have been in compliance in all material respects with all Privacy Legal Requirements and with each Company Privacy Policy, as applicable.

Material Contracts

.

(a)Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, including all amendments and modifications thereto, (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become legally bound or subject:

(i)that is with any Top Supplier;

(ii)that is a resale or distribution Contract with Apple or AT&T;

(iii)that contains a most favored nation, most favored customer, best or preferred pricing, or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(iv)pursuant to which the Company has granted, or is required to grant, a right of first refusal, right of first negotiation, or other similar term to or for the benefit of another Person;

(v)pursuant to which the Company has agreed to purchase all of its requirements for any products, materials, supplies, equipment, components, support, maintenance or other goods or services or which contain minimum volume or dollar guarantees or commitments for any goods or services;

(vi)imposing any  restriction on the right or ability of the Company:  (A) to engage in any particular area of business or practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; or (D) to develop or distribute any technology;

(vii)that is a collective bargaining agreement or similar Contract, including any Contract with any union, labor organization, works council or similar labor entity;

(viii)that grants any bonus, benefits, incentive plan, severance, pension, profit sharing, savings, retirement, deferred compensation or termination pay or post‑termination payments (in cash or otherwise) in connection with the Transaction;

(ix)that is a Lease Agreement;

(x)providing for, relating to or constituting the settlement of any Action requiring payments in the future of at least $69,000;

(xi)providing for, relating to or constituting (A) the disposition of material assets outside the ordinary course of business, (B) the acquisition of material assets outside the ordinary course of business; (C) the acquisition of any material interest in any Person or business enterprise or (D) the acquisition, issuance or transfer of any securities, in each case to the extent that the Company has any continuing obligations;

(xii)providing for, relating to or constituting any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company (other than the Guarantees) having a value of at least $69,000;

(xiii)creating, providing for, relating to or constituting any partnership, joint venture or strategic alliance or any sharing of revenues, profits, losses, costs or liabilities;

(xiv)providing for, relating to or constituting any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor of any Governmental Entity, or under which any Governmental Entity or any such prime contractor or subcontractor of any Governmental Entity otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xv)each Contract that is a Licensed IP Contract; and

(xvi)any other Contract that (A) requires a payment to or from the Company of at least $69,000 during any twelve (12) month period or (B) that has a remaining term of at least twelve (12) months and that cannot be terminated on less than sixty (60) days’ notice.

(b)The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto.  Section 2.15(b) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract that is not in written form.  Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies.  The Company is not in breach or default under any Material Contract and, to the Knowledge of the Company, no other Person is in breach or default under any such Material Contract.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.  Since May 1, 2015, the Company has not received any written (or, to the Knowledge of the Company, oral) notice or other written (or, to the Knowledge of the Company, oral) communication regarding any actual or possible violation or breach of, or default under, any Material Contract.  The Company has not waived any of its material rights under any Material Contract.  No Person is currently renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by the Company under any Material Contract or any other material term or provision of any Material Contract.  No Person has threatened in writing (or, to the Knowledge of the Company, orally) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).   “Material Contracts” means any Contract required to be disclosed on Section 2.15(a) of the Disclosure Schedule.

Employee Benefit Plans

.

(a)Schedule.  Section 2.16(a)-1 of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan (written or unwritten) and the entity sponsoring such Company Employee Plan.  Section 2.16(a)-2 of the Disclosure Schedule sets forth a table setting forth, as applicable, the name, employment or contracting status (including if the Employee is not an “at will” employee), hiring or commencement date, location, title, annual salary or base wages or pay, current target bonus rate, including with respect to any Employees on a leave of absence, the date the leave commenced and the reason for the leave.

(b)Documents.  The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto, and, if such Company Employee Plan is not in writing, a written description of such Company Employee Plan, (ii) the most recent annual report (Form Series 5500 ), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii)  the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, and (iv) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan

(c)Employee Plan Compliance.  The Company and each of its ERISA Affiliates has,  performed all material obligations required to be performed by them under any Company Employee Plan, and each Company Employee Plan has been established and administered materially in accordance with its terms and in compliance with all applicable laws, including ERISA or the Code.

(d)No Pension Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), and the Company does not have any actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan.  Neither the Company nor any ERISA Affiliate has at any time ever sponsored or participated in a Multiple Employer Welfare Arrangement as defined under Section 3(40)(A) of ERISA.

(f)Continuation Coverage.  After the Closing Date, the Seller shall maintain a group health plan and provide COBRA continuation coverage to all “M&A qualified beneficiaries,” if any, as the term is defined by Treas. Reg. § 54.4980B-9, who are receiving COBRA continuation coverage from the Seller as of immediately prior to the Closing Date. The Seller shall maintain a group health plan for at least the maximum period that COBRA continuation coverage must be available to such M&A qualified beneficiaries.

(g)Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions  will result in any payment or benefit (including severance, golden parachute, bonus or otherwise), vesting, accelerating, or becoming due to any Employee.

(h)Sole and Exclusive Representations and Warranties.  The representations and warranties in this Section 2.16 are the sole and exclusive representations and warranties of the Seller and the Company with respect to the subject matter of this Section 2.16.

Employment Matters

.

(a)Compliance with Employment Laws.  The Company is and has been since May 1, 2015 in material compliance with all applicable Legal Requirements respecting employment, worker classification, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime and penalties), record keeping (including wage statements), compensation, and hours of work, and in each case, with respect to Employees since May 1, 2015: (i) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material Actions or administrative matters pending or, to the Knowledge of the Company, currently threatened against the Company  or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no currently pending or threatened material Actions against Company or any Company trustee under any worker’s compensation policy or long-term disability policy.  The Company is not a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Entity with respect to employment practices.  The services provided by each of the Employees are terminable at the will of the Company and any such termination would result in no liability to the Company (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Closing).

(b)Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company, threatened.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  The Company is not presently, nor has it been since May 1, 2015, a party to, or bound by, any collective bargaining agreement, works council, union or similar Contract with respect to Employees and no such Contract is being negotiated by the Company.  Neither the Company nor and Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(c)Sole and Exclusive Representations and Warranties.  The representations and warranties in this Section 2.17 are the sole and exclusive representations and warranties of the Seller and the Company with respect to the subject matter of this Section 2.17.

Governmental Authorizations

.  Each consent, license, permit, grant or other authorization of Governmental Entities (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or (c) the holding of any such interest, the failure to issue or grant which would have a Material Adverse Effect (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely and materially change or terminate such Company Authorizations by virtue of the completion of the Transactions.  The Company has been and is in with the terms and conditions of the Company Authorizations.

Environmental Matters

.

(a)Condition of Property.  As of the Closing, except in compliance with Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect, no Hazardous Materials are, to the Knowledge of the Company, present on any real property currently operated, controlled or leased by the Company or any of its Subsidiaries or since May 1, 2015 were to the Knowledge of the Company present on any other real property at the time it ceased to be operated, controlled or leased by the Company.

(b)Compliance with Environmental Law. The Company is and has been since May 1, 2015 in material compliance with all Environmental Laws and holds all material Environmental Permits required for its operations. The Company has no Knowledge of any facts or circumstances which would reasonably be expected to cause any such Environmental Permit to be revoked, adversely modified, or rendered non-renewable upon payment of the permit fee.  The operations of the Company have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause an adverse health effect to any such person.

(c)Reports and Records.  The Company has Made Available all environmental audits and environmental assessments and any other documents identifying environmental, health or safety liabilities of the Company.

(d)Sole and Exclusive Representations and Warranties.  The representations and warranties in this Section 2.19 are the sole and exclusive representations and warranties of the Seller and the Company with respect to the subject matter of this Section 2.19.

Litigation

.  There is no Action of any nature pending or, to the Knowledge of the Company, threatened against the Company, its properties and assets (tangible or intangible) or any of its officers or directors (in their capacities as such).  No Governmental Entity is currently challenging or questioning the legal right of the Company to conduct its operations as presently conducted.  There is no Action of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to Utah law to indemnification from the Company related to facts and circumstances existing prior to the Closing.

Insurance

.  Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, in each case setting forth the policy number and type of coverage (such policies and bonds, collectively, “Insurance Policies”).  There is no claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies.  In addition, there is no pending claim pursuant to any Insurance Policy of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits.  Since May 1, 2015, there have there been no claims under any of the Insurance Policies as to which coverage has been denied by the underwriters of such policy. All premiums due and payable under all Insurance Policies have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage).  The Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since their inception and remain in full force and effect.  The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of the Insurance Policies.

Compliance with Legal Requirements

.

(a)General.  Except as would not have a Material Adverse Effect, the Company is in compliance with, and is not in violation of, any Legal Requirement.  The Company has not received any notices of suspected, potential or actual violation with respect to, any Legal Requirement.

(b)Export Control Laws.  The Company has since May 1, 2015 conducted its export and re-export transactions in accordance with (x) all applicable U.S. export and re‑export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign

Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (y) all other applicable import/export controls in other countries in which the Company conducts business.

(c)Anticorruption Laws.  The Company has not provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”) for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws.

Interested Party Transactions

.  No officer or director of the Company or the Seller (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an interest) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, the same or similar services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from, or sells or furnishes to, the Company any goods or services or otherwise has entered into a Contract with the Company, or (iii) any direct or indirect interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.23.  All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

Books and Records

.  The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers  (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company.  The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.  At the Closing, the Books and Records will be in the possession of the Company.

Third-Party Expenses

.  The Company has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

Suppliers

.  Section 2.26 of the Disclosure Schedule contains a true and correct list of the top ten (10) suppliers of the Company, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales during the fiscal year ended February 2, 2019 (each such supplier, a “Top Supplier”).  Since May 1, 2015, the  Company has not received written notice that any Top Supplier (a) intends or is requesting or threatening to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (b) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or consistent with past custom and practice.

Bank Accounts; Powers of Attorney

.  Section 2.27 of the Disclosure Schedule sets forth a complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding material powers of attorney from the Company or any of its Subsidiaries granted outside the ordinary course of business, complete and correct copies of which have been Made Available to Purchaser.

Inventories

.  The inventories of the Company, whether reflected on the Financials or subsequently acquired (except inventories disposed of in the ordinary course of business since the Balance Sheet Date) are generally of a quality and quantity usable and/or salable at customary gross margins in the ordinary course of business. The inventories of the Company are reflected on the Current Balance Sheet (except inventories disposed of in the ordinary course of business since the date of the Current Balance Sheet) and in the Books and Records of the Company in accordance with GAAP (except as described in the notes to the Current Balance Sheet).

No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedule), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser and its Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to such exceptions as are set forth in the Disclosure Schedule, which such section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure is reasonably apparent on its face, the Seller hereby represents and warrants to Purchaser as follows:

Organization and Good Standing

.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

Authority and Enforceability

. The Seller has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions.  The execution and delivery of this Agreement and any Related Agreements to which the Seller is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Seller (including the authorization of the Board of Directors of the Seller) and no further corporate or other action is required on the part of the Seller to authorize this Agreement and any Related Agreements to which the Seller is a party or to consummate the Transactions.  This Agreement and each of the Related Agreements to which the Seller is a party have been duly executed and delivered by the Seller and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to Enforceability Limitations.

Governmental Approvals and Consents

.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Seller in connection with the execution and delivery of this Agreement and any Related Agreement to which the Seller is a party or the consummation of the Transactions.

No Conflicts

.  The execution and delivery by the Seller of this Agreement and any Related Agreement to which the Seller is a party and the consummation of the Transactions contemplated hereby and thereby will not, (a) Conflict with (i) any provision of the Certificate of Incorporation, bylaws or other charter or organizational documents of the Seller, (ii) any Contract to which the Seller or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any Legal Requirement or Order applicable to the Seller or its properties or assets (whether tangible or intangible), (b) require any consent, waiver or approval from or on behalf of any Person or (c) result in the imposition of a Lien on any of the Shares.  Section 3.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts with the Seller as are required thereunder in connection with the Transactions.

Ownership of Shares of Company Capital Stock

.  The Seller is the sole legal and beneficial owner of the Shares.  The Shares are not subject to any Liens or to any rights of first refusal of any kind, and the Seller has not granted any rights to purchase such Shares to any other Person.  The Seller has the sole right to transfer the Shares to the Purchaser.  The Shares constitute all of the Company Capital Stock owned, beneficially or of record, by the Seller, and the Seller has no options, warrants or other rights to acquire or subscribe to Company Capital Stock.  At the Closing, the Purchaser or its designee will receive good and marketable title to the Shares, free and clear of all Liens.  Neither the Seller nor any prior registered, direct or beneficial holder of such Shares, if any, has previously granted or agreed to grant any ongoing power of attorney in respect of the Shares or entered into any voting trust, vote pooling or other Contract with respect to the right to vote, call meetings of stockholders or give consents or approvals of any kind as to the Shares. There are no outstanding loans from the Company to the Seller.

Litigation

.  There is no Action of any nature pending or threatened against the Seller arising out of or relating to (a) Seller’s ownership of the Shares or rights to acquire Company Capital Stock, (b) Seller’s capacity as a holder of Company Capital Stock, (c) the Transactions, (d) any contribution of assets (tangible and intangible) by the Seller (or any of its Affiliates) to the Company (or any of its Affiliates), or (e) any other agreement between the Seller (or any of its Affiliates) and the Company (or any of its Affiliates).  There is no Action pending or threatened against the Seller arising out of or relating to the matters set forth in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity.  There is no Action pending or threatened, against the Seller with respect to which the Seller has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing.

Brokers’ and Finders’ Fees

.  The Seller has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Seller.

No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), none of the Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller furnished or made available to the Purchaser or any representation or warranty arising from statute or otherwise in law.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to such exceptions as are set forth in the disclosure schedule supplied by the Purchaser on the date hereof (the “Purchaser Disclosure Schedule”), which such section numbers in the Purchaser Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure is reasonably apparent on its face, the Company and the Seller, jointly and severally, hereby represent and warrant to Purchaser as follows:

Organization and Good Standing

.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Purchaser has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

Authority and Enforceability

. The Purchaser has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions.  The execution and delivery of this Agreement and any Related Agreements to which the Purchaser is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser (including the approval of the Board of Directors of the Purchaser) and no further corporate or other action is required on the part of the Purchaser to authorize this Agreement and any Related Agreements to which the Purchaser is a party or to consummate the Transactions.  This Agreement and each of the Related Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to Enforceability Limitations.

Governmental Approvals and Consents

.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement and any Related Agreement to which the Purchaser is a party or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not impair Purchaser’s ability to consummate the Purchase.

No Conflicts

.  The execution and delivery by the Purchaser of this Agreement and any Related Agreement to which the Seller is a party and the consummation of the Transactions contemplated hereby and thereby will not, (a) Conflict with (i) any provision of the Articles of Incorporation of the Purchaser, bylaws or other charter or organizational documents of the Purchaser, (ii) any Contract to which the Purchaser or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any Legal Requirement or Order applicable to the Purchaser or its properties or assets (whether tangible or intangible), or (b) require any consent, waiver or approval from or on behalf of any Person.

Brokers’ and Finders’ Fees

.  The Purchaser has not incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Seller or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Purchaser.

Solvency

.  Except as set forth in Schedule 4.6 of the Purchaser Disclosure Schedule with respect to certain Subsidiaries of the Purchaser, immediately after giving effect to the Purchase and immediately following the Closing, the Purchaser and its Subsidiaries, including the Company, shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or any of its Subsidiaries, including the Company.  In connection with the transactions contemplated hereby, neither the Purchaser nor any of its Subsidiaries has incurred, does not have any plans to incur and does not have any plans to cause the Company or any Subsidiary to incur Indebtedness beyond the Purchaser’s or the Company’s or any such Subsidiary’s ability to pay as such Indebtedness become absolute and matured.

SEC Reports

.  The Purchaser has filed, or furnished, each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Purchaser pursuant to the Exchange Act with the SEC on or after December 31, 2018 (the “SEC Reports”).

As of their respective dates, after giving effect to any amendments, updates, restatements, corrections or supplements thereto filed or furnished prior to the date hereof, the SEC Reports (a) complied in all material respects with the requirements of the Exchange Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Litigation

.  Except as set forth in Schedule 4.8 of the Purchaser Disclosure Schedule there is no Action of any nature pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries or any of their properties and assets (tangible or intangible) or any of its officers or directors (in their capacities as such).  No Governmental Entity is currently challenging or questioning the legal right of the Purchaser or any of its Subsidiaries to conduct its operations as presently conducted.  There is no Action of any nature pending or, to the Knowledge of the Purchaser, threatened against any Person who has a contractual right or a right pursuant to Maryland or other applicable law to indemnification from the Purchaser or any of its Subsidiaries related to facts and circumstances existing prior to the Closing.

Liens

.  The Purchaser or one of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets, real, personal and mixed, used or held for use in the business of the Purchaser and its Subsidiaries, free and clear of any Liens, except (a) as reflected in the most recent balance sheet included in the SEC Reports and (b) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

Financing

.  No later than August 7, 2019, the Purchaser will have immediately available funds in cash in an amount sufficient to pay the aggregate Closing Cash Consideration, the Indemnity Escrow Amount and the fees and expenses of the Purchaser related to the transactions contemplated by this Agreement and there will not be any restriction on the use of such funds for these purposes.

Subsidiaries

. The Purchaser does not have any Subsidiaries and does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in, or control, any Person except as set forth in the SEC Reports. The Purchaser has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

Indebtedness

.  Schedule 4.12 of the Purchaser Disclosure Schedule sets forth all Indebtedness of the Purchaser and any of its Subsidiaries, the amount of such Indebtedness and the Person to whom such Indebtedness is owed (the “Purchaser Indebtedness”).  The Purchaser has delivered to the Seller true, correct and complete copies of all  Contracts, including all amendments thereto, evidencing the Purchaser Indebtedness.  The Purchaser or the applicable Subsidiary is not in breach or default under any such Contract.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (a) result in a violation or breach of any of the provisions of any such Contract; (b) give any Person the right to declare a default or exercise any remedy under any such Contract; (c) give any Person the right to accelerate the maturity or performance of any such Contract; or (d) give any Person the right to cancel, terminate or modify any such Contract.  Neither the Purchaser nor any Subsidiary has received any written (or, to the Knowledge of the Purchaser, oral) notice or other written (or, to the Knowledge of the Purchaser, oral) communication regarding any actual or possible violation or breach of, or default under, any such Contract.  No Person is currently renegotiating, or has a right pursuant to the terms of any such Contract to renegotiate, any amount paid or payable to or by the Purchaser or any of its Subsidiaries under any such Contract or any other material term or provision of any such Contract.  No Person has threatened in writing (or, to the Knowledge of the Purchaser, orally) to terminate or refuse to perform its obligations under any such Contract (regardless of whether such Person has the right to do so under such Contract).

Independent Investigation

.  The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.  The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article II (including the related portions of the Disclosure Schedule); (b) none of the Company, the Seller or any other Person has made any representation or warranty as to the Company or this Agreement or any of the Related Agreements, except as expressly set forth in Article II (including the related portions of the Disclosure Schedule) and (c) none of the Company, the Seller or any other Person has made any representation or warranty as to the Seller or this Agreement or any of the Related Agreements, except as expressly set forth in Article III (including the related portions of the Disclosure Schedule).  The Purchaser acknowledges that the Company uses certain assets owned by the Seller and the Seller provides certain services to the Company, including those set forth on Schedule 2.12 of the Disclosure Schedule, which assets and services are required for the conduct of the business of the Company as currently conducted.

Article V
CONDUCT OF COMPANY BUSINESS PRIOR TO THE CLOSING

Conduct of Business of the Company

.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except to the extent that Purchaser shall otherwise consent in writing or except as set forth on Schedule 5.1 of the Disclosure Schedule, the Company shall, and the Seller shall cause the Company to, conduct the business of Company in the ordinary course of business consistent with past practices.

Forbearance of the Company

.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as expressly contemplated by this Agreement and except as set forth on Schedule 5.2 of the Disclosure Schedule, the Company shall not, and the Seller shall cause the Company to not, without the prior written consent of the Purchaser, take any action or permit any action, event, or occurrence that would have been required to be disclosed in Section 2.9 of the Disclosure Schedule if it had been taken between the Balance Sheet Date and the date hereof.

Article VI
ADDITIONAL AGREEMENTS OF THE PARTIES

Non-Solicitation of Competing Acquisition Proposals

.

(a)Termination of Pending Discussions.  Commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing, the Company and the Seller shall each immediately cease and cause to be terminated any negotiations, discussions or Contract (other than with the Purchaser) regarding any Alternative Transaction.

(b)Non-Solicitation of Competing Acquisition Proposals.  Commencing on the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, neither the Company nor the Seller shall, through any of their respective Representatives, directly or indirectly (i) solicit, initiate, seek, encourage, promote, approve or support any inquiry, proposal or offer from any Person (other than the Purchaser and its Representatives acting in their capacities as such) (each, a “Third-Party”); (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith) to any Third-Party; (iii) participate in any discussions or negotiations with any Third-Party, in the case of each of clauses (i), (ii) and (iii) above regarding (A) any acquisition of all or any part of the Company (including by way of any merger or consolidation with or involving the Company) or any acquisition, issuance, grant, license, sale or transfer of any of the securities (including the Shares), business, properties or assets of the Company (other than the sale of products and services in the ordinary course of business consistent with past practice or non-exclusive license of Intellectual Property in connection therewith consistent with past practice), (B) any joint venture or other strategic investment in or involving the Company (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction  involving the Company that is not in the ordinary course of business (each, an “Alternative Transaction”); provided, however, that the direct or indirect acquisition (in each case regardless of the form of transaction) of the Seller and its Subsidiaries as a whole shall not be treated as an Alternative Transaction; or (v) enter into any Contract, whether binding or non-binding, with any Third-Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement).

(c)Notice of Competing Acquisition Proposals.  In the event that the Company, the Seller or any of their Affiliates or Representatives shall receive, prior to the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing, any inquiry, offer, proposal or written (or, to the Knowledge of the Company, oral) indication of interest regarding a potential Alternative Transaction or that could reasonably be expected to lead to an Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (b)(ii) above, the Company, the Seller or such Affiliate or Representative shall as soon as practicable notify the Purchaser thereof, which notice shall include the identity of the party making any such inquiry (unless the Company is restricted from providing such identity pursuant to a non-disclosure or similar agreement in effect on the date hereof), offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such Third-Party).

(d)Actions of Representatives.  The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company or the Seller shall be deemed to be a breach of this Agreement by the Company and the Seller.

General Efforts to Close

.  Commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing and subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Purchase set forth in Article VIII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to affect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.  Nothing contained in this Agreement shall require the Company, the Seller or the Purchaser to litigate with any Governmental Entity.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the Transactions.

Access to Information

.  Commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing, (a) the Company shall, and the Seller shall cause the Company to, afford the Purchaser and its Representatives reasonable access during the period from the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the Closing to (i) all of the properties, Books and Records and Contracts of the Company, including all Company IP, and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as the Purchaser may reasonably request during normal business hours upon reasonable advance notice provided that such access does not unreasonably interfere with the normal operations of the Seller or the Company; and (b) the Company agrees to provide, and the Seller shall cause the Company to provide, to Purchaser and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation), as soon as practicable following request (but by way of clarification, neither the Company nor the Seller shall be required to create any such financial statements, Tax Returns or supporting documentation).  Except as set forth in clause (A) or Section 6.4, no information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Purchaser Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant, except as set forth in Section 6.4.

Notification of Certain Matters

.  Commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement in accordance with its terms or the Closing, the Company, the Seller or the Purchaser, as applicable, shall use commercially reasonable efforts to notify the Purchaser or the Company and the Seller, as applicable, of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company, the Seller or the Purchaser, as applicable, set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company, the Seller or the Purchaser, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, except as otherwise set forth in this Section 6.4, that the delivery of any notice pursuant to this Section 6.4 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and, provided, further, that the failure to deliver a notice pursuant to this Section 6.4 shall not be considered in determining whether the condition set forth in Section 8.2(a) or Section 8.3(a) has been satisfied except as otherwise set forth in this Section 6.4.  No disclosure by the Company, the Seller or the Purchaser pursuant to this Section 6.4 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or Purchaser Disclsoure Schedule, as applicable, or the conditions to the obligations of the parties to consummate the Purchase in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Purchaser Indemnified Parties’ or any Seller Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant; provided, however that (A) if (1) such disclosure is made in order to set forth any matter, fact or item first occurring or arising after the date hereof and (2) the Purchaser or the Seller, as applicable, has the right to, but does not elect to, terminate this Agreement in accordance with Section 10.1(d), then from and after the Closing, the Purchaser or the Seller, as applicable, shall be deemed to have irrevocably waived its right to indemnification under Article IX with respect to such matter; or (B) if such disclosure is made in order to set forth any matter, fact or item first occurring or arising on or prior to the date hereof, then from and after the Closing, the Purchaser or the Seller, as applicable, shall have the right to indemnification pursuant to Article IX with respect to such matter, and the applicable representation and warranty (and related schedule in the Disclosure Schedule or Purchaser Disclosure Schedule) shall be read for purposes of Article IX as if such disclosure had not been made by the Company or the Seller or the Purchaser, as applicable, hereunder.

Confidentiality

.  Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement, the effectuation of the Transactions or the performance under this Agreement shall be governed by the terms of the Confidential Term Sheet for the Acquisition of 100% of the Outstanding Shares of Simply Mac, Inc. by Cool Holdings, Inc. dated December 4, 2018 (the “Term Sheet”) under the heading “Confidentiality” in the Term Sheet and the Nondisclosure Agreement made as of September 27, 2018 (the “Confidential Disclosure Agreement”), entered into between the Purchaser and the Company; provided, however, that the Purchaser agrees that, notwithstanding anything to the contrary in the Term Sheet or the Confidential Disclosure Agreement, the Company and the Seller shall have the right to disclose the Transactions to third parties whose consent is required or to whom notice is required under the applicable Contracts with such third parties).

Consents, Guarantees and Performance Bonds

.

(a)Consents.  The Company and the Seller shall use commercially reasonable efforts to obtain the Required Consents in forms acceptable to the Company, the Seller and the Purchaser.   None of the Company or the Seller shall have any liability to the Purchaser and the Purchaser shall not have any liability to the Company or the Seller for the failure to obtain any of the Required Consents or for any revocation of the Apple Consent by Apple.  Neither the Purchaser nor (from and after the Closing) the Company shall have any liability to any Person for any costs, claims, liabilities or damages resulting from the Company or the Seller seeking to obtain the Required Consents or the Apple Consent.  None of the Company or the Seller shall be required to pay any amounts to obtain the Required Consents or to maintain the Apple Consent except, in the case of the Required Consents, to the extent such payment is expressly required by the terms of the Required Consents.

(b)Guarantees.  The Company, the Seller and the Purchaser shall cooperate with each other and shall use commercially reasonable efforts to cause the counterparties to the Guaranteed Contracts to terminate all guarantees provided by Seller or any of its Affiliates with respect to the Guaranteed Contracts (the “Guarantees”) and release Seller and its Affiliates of all liabilities with respect to such guarantees (the “Guarantee Liabilities”) as soon as reasonably practicable following the Closing Date.

(c)Performance Bonds.  The Purchaser shall replace the Performance Bonds as soon as reasonably practicable following the Closing.

Employee Matters

.

(a)No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third-party beneficiary rights or any other rights of any kind or nature whatsoever in any employee, consultant, contractor or any other Person, including any rights of employment or engagement for any specified period and/or any employee or other benefits, in favor of any Person, union, association, continuing employee, employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement.  In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Employee related plan, program, policy, or Contract of the Company.  Further, subject to the other provisions of this Agreement, each of the Company, the Purchaser and their respective Subsidiaries retains the right to amend or terminate its benefit plans at any time and from time to time.

(b)From the Closing Date and one (1) year thereafter (the “Continuation Period”), except for the termination of Employees for cause, the Purchaser will provide or cause the Company to provide the Employees who are employed by the Company immediately prior to Closing (the “Continuing Employees”): (i) base compensation and cash bonus opportunities during their period of employment in the Continuation Period that are no less favorable in the aggregate than the base compensation and cash bonus opportunities provided to similarly situated employees of Purchaser and its Affiliates and (ii) with other employee benefits (other than any equity-based compensation) that are substantially similar in the aggregate to those provided to similarly situated employees of Purchaser and its Affiliates. From and after the Closing Date, the Purchaser will, and will cause the Company to, grant Continuing Employees credit for service with the Company earned prior to the Closing Date:  (i) for eligibility and vesting purposes; and (ii) for purposes of vacation accrual and severance benefit determinations under any similar benefit or compensation plan, program or Contract that may be established or maintained by Purchaser or the Company during the Continuation Period to replace a Company Employee Plan (the “New Plans”), but only to the extent that such service was credited for the same purpose for such Continuing Employee under the corresponding Company Employee Plan as of the Closing Date and would not result in duplication of benefits. Purchaser will use commercially reasonable efforts to:  (A) cause to be waived all preexisting condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plan that is a group health plan to the extent waived or satisfied by a Continuing Employee under the corresponding Company Employee Plan as of the Closing Date; and (B) cause any covered expenses incurred on or before the Closing Date by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any New Plan in the plan year in which the Closing Date occurs. The Purchaser and, following the Closing Date, the Company shall be responsible for all COBRA continuation coverage for all Continuing Employees whose employment is terminated on or any time following the Closing Date.  Nothing contained herein, express or implied, is intended to confer upon any Employee any right to continued employment for any period and the Company will continue to have the right to terminate the employment of any Continuing Employee.

6.8Payoff Letters; Release of Liens.

(a)Payoff Letters.  No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of the Closing Indebtedness set forth on Schedule 6.8(a) for borrowed money, and deliver to the Purchaser, an executed payoff letter, in form and substance reasonably acceptable to the Purchaser, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a general release of the Company; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”).

(b)Release of Liens.  Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to the Purchaser, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.8(b).

Third-Party Expenses

.

(a)Each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements to which such party is a party; provided, however, that all Third-Party Expenses that are incurred by the Company prior to or as of the Closing and that are not satisfied in full as of or prior to the Closing shall be deducted from the consideration payable hereunder pursuant to the adjustments contemplated by the definition of Total Closing Consideration.

(b)The Company shall take all necessary action to ensure that Third-Party Expenses shall not be incurred by the Company after the Closing without the express prior written consent of Purchaser.

Closing Date Balance Sheet

.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser an estimated balance sheet and income statement of the Company as of the Closing Date (the “Closing Date Balance Sheet”), that has been prepared and calculated in accordance with the Applicable Accounting Principles and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company as of the Closing Date, after giving effect to the Closing. The Closing Date Balance Sheet shall also include a good faith calculation, in reasonable detail, of the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”) and each of the components thereof set forth in the Sample Statement.   The Company shall not directly or indirectly take or fail to take any action with the intention or for the purpose of manipulating or maximizing the Working Capital Adjustment Amount.  The Company shall consider in good faith any of the Purchaser’s comments to such preliminary Closing Date Balance

Sheet and Estimated Working Capital Adjustment Amount and provide any additional supporting documentation reasonably requested by the Purchaser.  The Company shall take into account any adjustments to the preliminary Closing Date Balance Sheet and Estimated Working Capital Adjustment Amount requested by the Purchaser in good faith and not otherwise rejected by the Company in its good faith determination and any such adjustments accepted by the Company will be reflected in the Working Capital Adjustment Amount.

Closing Date Inventory

.  No later than ten (10) Business Days prior to the Closing, the Company shall conduct a physical inventory at all locations of the Product Inventory, which such Product Inventory shall be valued according to the methodology set forth on Schedule 6.11 (such value, less the accounts payable and other Indebtedness related to the Product Inventory, the “Estimated Inventory Amount”).  The Company will inform the Purchaser of the times and locations that the physical inventories are to be performed and will allow the Purchaser and its Representatives to attend and participate in all such physical inventories.  The Company will prepare and deliver a copy of the Estimated Inventory Amount prepared in accordance with the Sample Statement to the Purchaser no later than three (3) Business Days prior to Closing.  The Company shall not directly or indirectly take or fail to take any action with the intention or for the purpose of manipulating or maximizing the Estimated Inventory Amount.  The Company shall consider in good faith any adjustments to the Estimated Inventory Amount requested by the Purchaser in good faith and not otherwise rejected by the Company in its good faith determination and any adjustments accepted by the Company will be reflected in the Estimated Inventory Amount.

Spreadsheet

.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a spreadsheet (the “Spreadsheet”) in accordance with the Sample Statement setting forth the following information, and the Seller will give the Purchaser reasonable access to the documentation supporting such calculations and information set forth therein that is reasonably requested by the Purchaser: (a) the Total Closing Consideration and all components thereof, including the Closing Indebtedness, Third-Party Expenses, Transaction Payroll Taxes, the Estimated Working Capital Adjustment Amount and the Estimated Inventory Amount, (b) together with the particular amounts underlying such calculations reasonably necessary for the Purchaser to verify the calculations thereof.

Public Disclosure

.  Neither the Company, the Seller nor any of their respective Representatives nor the Purchaser nor any of its Representatives shall issue any public statement or make any communication to any third-party (other than its agents that are bound by confidentiality restrictions and third-parties whose consent is required or to whom notice is required under the applicable Contracts with such third parties) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other parties; provided, however, that this Section 6.13 shall not restrict or prevent the Company, the Seller or the Purchaser from making any public disclosures which are legally required to comply with applicable Legal Requirements or the New York Stock Exchange or the NASDAQ, as applicable; provided, further, that prior to making such public disclosure the Company, the Seller, or the Purchaser, as applicable, shall consult with the other parties and consider in good faith any comments of the other parties to such disclosure.

Resignation of Directors and Officers.

The Company and the Seller shall cause the directors, officers and secretary of the Company to resign from such position as director, officer and/or secretary with effect as of the Closing and to confirm that no outstanding amount or indemnity or compensation is due to them by the Company in connection with such position or resignation.

Joint Written Instructions.

The Purchaser and the Seller agree to promptly deliver joint written instructions to the Escrow Agent to distribute to the Purchaser and/or the Seller, as appropriate, amounts out of the Deposit or the Indemnity Escrow Fund to which the Purchaser and/or the Seller are entitled in accordance with the terms of this Agreement and the Deposit Escrow Agreement or the Indemnity Escrow Agreement.

Spring Transition Services Agreement

.  With respect to the Spring Transition Services Agreement, the Purchaser, the Company and the Seller agree as follows, subject to the disclosures in Section 2.15(b) of the Disclosure Schedule:

(a)The Company is and will continue following the Closing Date to be a party to the Spring Transition Services Agreement.

(b)Following the Closing Date, the Company and the Purchaser, jointly and severally, and not the Seller, will be required to make all payments required to be made by the Seller under the Spring Transition Services Agreement related to any period following the Closing Date, including the Service Fees (as defined in the Spring Transition Services Agreement) pursuant to Section 2.03 of the Spring Transition Services Agreement (the “Seller Payment Obligations”).  The Purchaser shall indemnify, hold harmless and defend the Seller (and the other Seller Indemnified Parties) with respect to all Losses associated with the Seller Payment Obligations.

(c)Following the Closing Date (i) to the extent requested by the Purchaser, the Seller shall perform the Seller’s obligations and take all actions permitted to be taken by the Seller under the Spring Transition Services Agreement for the Company to obtain the benefits to which it is entitled under the Spring Transition Services Agreement and the Seller shall cooperate with the Purchaser and the Company in any other reasonable arrangement designed to provide such benefits to the Company, (ii) except to the extent requested by the Purchaser in accordance with clause (i), the Seller shall have no obligation to the Company to request any Services (as defined in the Spring Transition Services Agreement), enforce any of the Seller’s or the Company’s rights or perform any of the Seller’s obligations under the Spring Transition Services Agreement and (iii) to the extent requested by the Purchaser not less than twenty days prior to the end of the Service Period (as defined in the Spring Transition Services Agreement) or any one month extension term, the Seller will request that the Service Provider (as defined in the Spring Transition Services Agreement) extend the Service Period for an additional period of one month each; provided, however, that the Seller will not be required to request an extension of the Service Period beyond one year after the Effective Date (as defined in the Spring Transition Services Agreement).  The Purchaser shall indemnify, hold harmless and defend the Seller (and the other Seller Indemnified Parties) for all Losses, including all out-of-pocket expenses and costs (1) incurred by any of them in taking any actions required by the Purchaser pursuant to this Section 6.16(c); (2) arising under the Spring Transition Services Agreement after the Closing Date, except to the extent that any Losses result from the Seller’s breach of this Section 6.16(c) and (3) arising from the Company’s breach of the Spring Transition Services Agreement following the Closing Date.

(d)The Seller’s obligations under this Section 6.16 shall terminate upon the expiration of the Service Period.

Auditor Engagement

.  Following the date hereof, the Seller will cause the Company to engage Deloitte & Touche LLP (the “Auditor”) to audit the 2017 Financials and the 2018 Financials.  The Purchaser will reimburse the Seller and the Company for all fees, expenses and liabilities associated with such engagement, regardless if the Purchase is consummated.  The Seller shall have no obligation to pay the Auditor any fees, expenses or other amounts following the Closing Date and the Purchaser will be solely responsible for paying such fees, expenses and other amounts and the Purchaser shall indemnify, hold harmless and defend the Seller against the same.  Promptly following the Closing Date, the Purchaser shall enter into a separate engagement agreement with the Auditor.  Following the date hereof, the Company and the Seller (i) shall permit the Purchaser and its Representatives to reasonably participate with the Auditor in connection with the audit of the 2017 Financials and 2018 Financials, (ii) shall instruct the Auditor to reasonably cooperate with the Purchaser and its Representatives in connection with the audit of the 2017 Financials and 2018 Financials and (iii) agree and acknowledge that Auditor is authorized to communicate with and provide information and customary cooperation to the Purchaser and its Representatives in connection with such audit (including providing financial information of the Company obtained by the Auditor and any reports, analyses or other findings within the scope of such audit).

Cooperation with Seller Accounting Firm and Advisors

.  Following the Closing, the Purchaser and the Company shall, and shall cause the Company’s officers, directors and employees to, provide reasonable and customary cooperation to the Seller and the Seller’s independent public accounting firm and third parties advisors (including providing financial information of the Company and providing reasonable access during normal business hours to the physical financial records and reasonable access to relevant personnel of the Company), in connection with (a) the preparation, review and audit of the Seller’s consolidated financial statements for the Seller’s 2019 fiscal year and any quarter or month thereof, and as applicable, any portion of the Seller’s 2018 fiscal year and any quarter or month thereof, or (b) the preparation, review and audit of the Seller’s Tax Returns; provided that such access will give due regard to minimizing interference with the operations, activities and employees of the Company.

6.19Completion of Transition Services Agreement.  The Purchaser, the Seller and the Company shall, and shall cause each of their respective employees and advisors to, cooperate with each other in good faith to complete Exhibit A to the Transition Services Agreement.

Article VII
ADDITIONAL AGREEMENTS OF THE SELLER

Restrictions on Transfer

.  Unless this Agreement is terminated pursuant to Section 10.1, the Seller shall not, directly or indirectly, other than with the prior written consent of the Purchaser:

(a)sell, gift, assign, transfer (including by merger, combination or otherwise by operation of law, unless such transfer cannot be avoided under applicable Legal Requirements), pledge, encumber or otherwise dispose of any of the Shares or any voting rights in respect thereof (each a “Transfer”), or enter into any Contract, with respect to any Transfer;

(b)deposit any of the Shares into a voting trust or enter into a voting agreement or other Contract or voting pool with respect to such Shares or grant any proxy or power of attorney with respect to such Shares or call meetings of stockholders other than as expressly contemplated in this Agreement; or

(c)reduce the Sellers beneficial ownership of, or interest in (by entering into hedging transactions or otherwise), the Shares.

Release

.  Effective for all purposes as of the Closing, the Seller acknowledges and agrees, on behalf of itself and each of its current or former Affiliates (each a “Releasing Party”) that:

(a)Such Releasing Party (x) has no Claims, (y) has not transferred or assigned, or purported to transfer or assign, any Claims, and (z) shall not transfer or assign, or purport to transfer or assign, any Claims, in each case, relating to the Company against the Company or its current or former Affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors, predecessors or assigns (collectively, the “Released Parties”).

(b)Such Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, Contracts, guarantees, endorsements, duties, breaches of duties, damages, costs, losses, debts and expenses (including out-of-pocket attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Company and/or the Transactions as may be existing on or before the Closing (collectively, “Claims”), which such Releasing Party has or had or can, shall or may now or hereafter have, including any Claims arising under any applicable Legal Requirements; provided, however, that the foregoing release shall not cover (and the definition of Claims shall not include) (i) any rights of the Seller provided for under this Agreement or any Related Agreement to which it is a party or any of the transactions contemplated hereby and thereby or any claims related thereto or (ii) any right of contribution, indemnification or advancement of expenses under the Charter Documents of the Company, any indemnification arrangement or under any directors’ and officers’ insurance policy of the Company that was in effect immediately prior to the Closing.

(c)Releasing Party acknowledges that it may hereafter discover facts in addition to, or different from, those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than as explicitly otherwise set forth herein) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(d)This release shall become effective only upon the consummation of the Closing pursuant to the terms and conditions of this Agreement.

Non-Competition; Non-Solicitation

.

(a)Non-Competition.  As an inducement for the Purchaser to enter into this Agreement and the Related Agreements and consummate the Transaction, and in connection with the sale of the Company and the acquisition of the goodwill of the Company (including the goodwill related to the Company’s business) by the Purchaser, the Seller agrees on behalf of itself and its Subsidiaries that, without the express prior written consent of the Purchaser, from and after the Closing Date until the date that is two (2) years after the Closing Date, as may be extended as set forth herein (the “Non-Competition Period”), the Seller shall not, and the Seller shall cause its Subsidiaries to not, anywhere in the Restricted Area, directly or indirectly, whether individually or as a consultant, partner, advisor, independent contractor, member, equity holder, debt holder, joint venture participant, lender, guarantor, principal, agent, representative or in any other similar capacity, for any Person (without limitation by specific enumeration of the foregoing): (i) in any way own, manage, operate, sell, control or participate in the ownership, management, operation, sale or control of any business, activity, entity or Person, engaged in the Restricted Business, (ii) render any services or provide any advice with respect to the Restricted Business to any business, activity, entity or Person, or (iii) allow its name or the name of any of its Subsidiaries to be used in any Restricted Business.  Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as a passive investment, up to five percent (5%) of any class of Publicly Traded Securities of any Person that owns or operates a business that is competitive (wholly or partly) with or similar to the Restricted Business.  For the purposes of this Section 7.3, the term “Publicly Traded Securities” shall mean securities that are traded on a United States national securities exchange.  For the purposes of this Section 7.3, the term “Restricted Area” means the geographic area of the United States of America and its possessions and territories including each city, county and state in which the Company or its Affiliates transact business as of the Closing Date.  For the purposes of this Section 7.3, the term “Restricted Business” means the business of engaging in operating walk-in retail locations whose primary business is selling Apple Corp. products and services.  Notwithstanding the foregoing, this Section 7.3 shall not restrict the Seller or any of its Subsidiaries from selling pre-owned electronics and related accessories or continuing to engage in those activities that the Seller or any of its Subsidiaries and their respective Affiliates (other than the Company) are currently engaged in other than through the Company.

(b)No Interference with the Business; Non-Solicitation.  As an inducement for the Purchaser to enter into this Agreement and the Related Agreements and consummate the Transactions, the

Seller agrees on behalf of itself and its Subsidiaries that during the Non-Competition Period, at any time or for any reason, the Seller shall not, and the Seller shall cause its Subsidiaries to not, directly or indirectly, (i) solicit or divert away from the Company any of its business or customers, vendors, clients, licensors, licensees, suppliers, agents or other persons made known to the Seller during  its affiliation with the Company, (ii) induce customers, vendors, clients, licensors, licensees, suppliers, agents or other persons under Contract or otherwise associated or doing business with the Company to reduce or alter any such association or business with the Company or otherwise interfere in the business relationship of any such persons and the Company, and/or (iii) solicit any employee, independent contractor or consultant of the Company, the Purchaser or any of their respective Affiliates, at the time of such solicitation, in any case to (x) terminate such employment or service, and/or (y) accept employment, or enter into any consulting or other service arrangement, with any Person other than the Company, the Purchaser or any of their respective Affiliates; provided, however, that term “solicit” shall not include any employment solicitations made as part of general public announcements, advertisements, job listings, postings, fairs or other non-personalized solicitations made at public venues or via public media or the hiring of any employee who responds to such solicitations.

(c)Materiality; Reasonableness of Restrictions.  Agreeing to the provisions of this Section 7.3 is a material inducement for the Purchaser to enter into this Agreement and the Related Agreements and consummating the Transaction and the other transactions contemplated thereby.  The restrictions set forth in this Section 7.3 are intended to protect the business acquired by the Purchaser and the goodwill associated therewith in connection with the Purchase.  The Seller expressly agrees that the Purchaser and the Company each has a legitimate business interest justifying the restrictions contained herein, and the Seller further agrees that all of the conditions contained in this Section 7.3 are reasonable with respect to their duration and scope.

(d)Severability.  The provisions of this Section 7.3 are severable, and the invalidity of any one or more of the provisions shall not affect or limit the enforceability of the remaining provisions.  Should any provision be held unenforceable for any reason, the remaining provisions shall be enforced to the maximum extent permitted by law.  In addition, should any provision herein, however, be found null and void or unenforceable by a court of competent jurisdiction, it is expressly agreed that the Purchaser and the Company shall then be entitled to the maximum relief allowable by law as to geography, duration and scope of relief.

(e)Limitations.  The provisions of this Section 7.3 shall not apply to any Person and its Affiliates (other than the Seller and its Subsidiaries) that, on or after the Closing Date, acquires the Seller by way of an Acquisition.

Article VIII
CONDITIONS TO THE TRANSACTION

Conditions to Obligations of Each Party

.  The respective obligations of the Purchaser, the Seller and Company to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived only with the written mutual consent of the Purchaser and the Seller):

(a)Regulatory Approvals.  All approvals of Governmental Entities required to be obtained prior to the Closing in connection with the Purchase and the other Transactions shall have been obtained.

(b)No Legal Impediments.  No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Purchase or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Purchase or any other Transactions.

Conditions to Obligations of the Purchaser

.  The obligations of the Purchaser to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, exclusively by the Purchaser):

Representations and Warranties.

(i)The representations and warranties of the Company contained in this Agreement that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date).  The representations and warranties of the Company contained in this Agreement that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company  made only as of a specified date, which shall be true and correct in all respects as of such date).

(ii)The representations and warranties of the Seller contained in this Agreement that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Seller made only as of a specified date, which shall be true and correct in all material respects as of such date).  The representations and warranties of the Seller contained in this Agreement that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Seller made only as of a specified date, which shall be true and correct in all respects as of such date).

(b)Covenants.  The Company and the Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and the Seller prior to the Closing.

(c)No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect.

(d)No Litigation. There shall be no Action of any kind or nature pending or threatened against the Purchaser or any of its Affiliates, or against the Company or any of its Affiliates, arising out of, or in any way connected with, this Agreement, the Purchase or the other Transactions.

(e)Company Certificate. The Purchaser shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf (the “Company Secretary’s Certificate”), certifying as to the terms and effectiveness of the Charter Documents for the Company and the valid adoption of resolutions of the Board of Directors of the Company whereby the Board of Directors of the Company unanimously approved this Agreement, the Purchase and the other Transactions.

(f)Seller Certificate. Purchaser shall have received a certificate from the Seller, validly executed by the Secretary or an Assistant Secretary of the Seller for and on the Seller’s behalf (the “Seller Secretary’s Certificate”), certifying as to the terms and effectiveness of the Charter Documents for the Seller and the valid authorization of the Board of Directors of the Seller whereby the Board of Directors has authorized this Agreement, the Purchase and the other Transactions.

(g)Related Agreements.  The Related Agreements (other than this Agreement) shall have been executed and delivered by each of the parties thereto, other than the Purchaser, and true, correct and complete copies thereof shall have been delivered to the Purchaser.

(h)Company Closing Certificates.  The Purchaser shall have received a certificate from the Company (the “Company Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(i)Seller Closing Certificates.  Purchaser shall have received a certificate from the Seller (the “Seller Officer’s Certificate”), validly executed by a duly authorized officer of the Seller for and on the Seller’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(j)FIRPTA Certificate.  The Purchaser shall have received a copy of a FIRPTA compliance certificate in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445‑2(b)(2), validly executed by a duly authorized officer of the Company.

(k)Stock Certificates.  Seller shall have delivered to the Purchaser all stock certificates representing the Shares, together with duly executed stock powers, in form and substance reasonably acceptable to the Purchaser, transferring such Shares to the Purchaser.

(l)Consents and Removal of Guarantee.  The Required Consents shall have been obtained and shall not have been revoked, rescinded or otherwise repudiated and the Apple Consent shall not have been revoked, rescinded or otherwise repudiated.  The Company shall have no further continuing obligations under, and shall have been removed as a guarantor of or party to, in each case as applicable, (i) those certain unsecured 6.75% senior notes due 2021, issued pursuant to that certain Indenture dated as of March 9, 2016 by and among the Seller, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, and (ii) the Credit Agreement.

(m)Resignation of Directors and Officers.  Each director and officer of the Company shall have delivered to the Company a duly executed resignation letter, in form and substance reasonably acceptable to Purchaser, with effect as of the Closing.

(n)Form W-9.  The Seller shall have delivered to the Purchaser a duly completed and executed IRS Form W-9.

(o)Documentary Deliverables.  The Company shall have delivered to the Purchaser the Spreadsheet and the Closing Date Balance Sheet.

(p)Good Standing Certificates. The Company shall have delivered to the Purchaser certificates from the Secretary of State of the States of Utah and any other jurisdiction in which the Company is qualified to do business dated within ten (10) days of the Closing Date, to the effect that the Company is in good standing in such jurisdiction.

Conditions to Obligations of Company and the Seller

.  The obligations of the Company and the Seller to effect the Purchase shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, exclusively by the Seller):

(a)Representations and Warranties.  The representations and warranties of the Purchaser that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Purchaser made only as of a specified date, which shall be true and correct in all material respects as of such date).  The representations and warranties of the Purchaser that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Purchaser made only as of a specified date, which shall be true and correct in all respects as of such date).

(b)Covenants.  (i) (1) The Purchaser shall have delivered the Closing Cash Consideration to the Seller in full by wire transfer in immediately available funds, to an account or accounts designated by the Seller in a written notice to the Purchaser and the Indemnity Escrow Amount to the Escrow Agent and the Purchaser, (2) the Escrow Agent shall have delivered the Deposit to the Seller in full by wire transfer in immediately available funds, to an account or accounts designated by the Seller in a written notice to the Escrow Agent, and (3) the Company, the Purchaser and each of the Applicable Subsidiaries shall have executed and delivered the Inventory Note to the Seller (and the Purchaser’s or any other applicable Person’s failure to do any of the following in this clause (i) on the later of August 7, 2019 and three (3) Business Days following the satisfaction or waiver (if permissible hereunder) of the other conditions set forth in this Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions) shall be a breach of this Agreement, and (ii) the Purchaser shall have performed and complied in all material respects with all other covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by the Purchaser prior to the Closing.

(c)Related Agreements.  The Related Agreements (other than this Agreement) shall have been executed and delivered by each of the parties thereto, other than the Company and the Seller, and true, correct and complete copies thereof shall have been delivered to the Seller.

(d)Purchaser Closing Certificate.  The Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser (the “Purchaser Officer’s Certificate”), that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e)Purchaser Certificate.  The Seller shall have received a certificate of the Secretary of the Purchaser (the “Purchaser Secretary’s Certificate”) certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f)Consents.  The Required Consents shall have been obtained and shall not have been revoked, rescinded or otherwise repudiated and the Apple Consent shall not have been revoked, rescinded or otherwise repudiated; provided, however, that the Purchaser shall have the right to waive the requirement that the AT&T Consent be obtained prior to the Closing, in which case the Purchaser shall indemnify, hold harmless and defend the Seller for all Losses arising from the failure to obtain the AT&T Consent prior to the Closing in accordance with Article IX.

(g)Termination of Financing Statements.  The Purchaser shall have delivered to the Seller UCC-3 termination statements filed and accepted by the State of Florida with respect to the following financing statements: (i) UCC Financing Statement number 20170206847 filed with the State of Florida, with OneClick License, LLC as the debtor and New River Advisers LLC as the secured party and (ii) UCC Financing Statement number 0170206846 filed with the State of Florida, with OneClick International, LLC 0170206846.

Article IX
INDEMNIFICATION

Survival of Representations and Warranties

.  The representations and warranties of the Seller, the Company and the Purchaser contained in this Agreement shall survive until 11:59 p.m. Eastern time on the date that is twelve (12) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that in the event of Fraud or willful misconduct with respect to a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that the representations and warranties of the Company contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Capital Structure), Section 2.10 (Tax Matters) and Section 2.25 (Third-Party Expenses), the representations and warranties of the Seller contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Ownership of Shares of Company Capital Stock), and Section 3.7 (Brokers’ and Finders’ Fees) and the representations and warranties of the Purchaser contained in Section 4.1 (Organization and Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Brokers’ and Finders’ Fees), Section 4.10 (Financing) and Section 4.13 (Independent Investigation) (together, the “Fundamental Representations”) shall survive until 11:59 p.m. Eastern time on the date that is the later of (i) twenty four (24) months following the Closing Date and (ii) thirty (30) days following the expiration of the applicable statute of limitations for the matters set forth therein; and provided, further, that all representations and warranties of the Company, the Seller and the Purchaser shall survive beyond the Expiration Date or other survival periods specified above with respect to any breach thereof if a claim is made hereunder prior to the applicable expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.  For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

Indemnification by the Seller

.

(a)From and after the Closing and by virtue of the Purchase, the Seller, on its own behalf and on behalf of its successors and assigns, shall, jointly and severally, indemnify and hold harmless the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives, including the Company following the Closing (the “Purchaser Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Purchaser Indemnified Parties, or any of them  (regardless of whether or not such Losses relate to any third-party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i)any breach as of the date hereof or as of the Closing of any representation or warranty of the Company or the Seller set forth in this Agreement, the Disclosure Schedule, the Company Officer’s Certificate, the Seller Officer’s Certificate, the Company Secretary’s Certificate or the Seller Secretary’s Certificate (and not, for the avoidance of doubt, any representation or warranty set forth in any other Related Agreement) without giving effect to any updates to the Disclosure Schedule pursuant to Section 6.4(B);

(ii)any inaccuracy in any information set forth in the Spreadsheet or the Closing Date Balance Sheet, including Closing Indebtedness, Third-Party Expenses, the Transaction Payroll Taxes, the Estimated Working Capital Adjustment Amount, the Total Closing Consideration or any other amount or other information set forth therein (except to the extent addressed in the Final Working Capital Adjustment Amount or the Final Inventory Amount);

(iii)any Fraud or willful misconduct on the part of the Company, the Seller or any Representative of any of the foregoing in connection with this Agreement, the Disclosure Schedule,  the Company Officer’s Certificate, the Seller Officer’s Certificate, the Company Secretary’s Certificate or the Seller Secretary’s Certificate or the Transactions (and not, for the avoidance of doubt, in connection with any of the other Related Agreements);

(iv)any breach by the Company or the Seller of any of covenant or agreement set forth in this Agreement, the Company Officer’s Certificate, the Seller Officer’s Certificate, the Company Secretary’s Certificate or the Seller Secretary’s Certificate (and not, for the avoidance of doubt, any covenant or agreement set forth in any other Related Agreement); and

(v)Pre-Closing Taxes, except to the extent such Taxes are (A) reflected as current liabilities in the calculation of the Working Capital Adjustment Amount or included in the calculation of Transaction Payroll Taxes or Closing Indebtedness reflected in the calculation of Total Closing Consideration or (B) attributable to actions taken by the Purchaser or any of its Affiliates on the Closing Date after the Closing that are outside of the ordinary course of business.

(b)The Seller shall not have any right of contribution, indemnification or right of advancement from Purchaser or the Company with respect to any Loss with respect to which any of the Purchaser Indemnified Parties are entitled to indemnification under this Article IX.

(c)For the purposes of calculating the amount of Losses indemnifiable under Section 9.2(a)(i) with respect to a breach of a representation or warranty of the Company or the Seller set forth in this Agreement (but not for the purpose of determining a breach of such representation or warranty), the amount of such Losses shall be determined without regard to any qualifications based on the word “material” or similar phrases (including “Material Adverse Effect”) limiting the scope of such representation or warranty.

Indemnification by Purchaser

.

(a)From and after the Closing and by virtue of the Purchase, the Purchaser, on its own behalf and on behalf of its successors, shall, jointly and severally, indemnify and hold harmless the Company (only if the Transactions are not consummated), the Seller, their Affiliates and their respective officers, directors, employees, agents and representatives (the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them  (regardless of whether or not such Losses relate to any third-party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i)any breach, as of the date hereof or as of the Closing, of a representation or warranty of the Purchaser set forth in this Agreement, the Purchaser Officer’s Certificate or the Purchaser Secretary’s Certificate (and not, for the avoidance of doubt, any representation or warranty set forth in any other Related Agreement) without giving effect to any updates to the Purchaser Disclosure Schedule pursuant to Section 6.4(B);

(ii)any Fraud or willful misconduct on the part of the Purchaser or any Representative of any of the foregoing in connection with this Agreement, the Purchaser Officer’s Certificate, the Purchaser Secretary’s Certificate or the Transactions (and not, for the avoidance of doubt, in connection with any of the other Related Agreements);

(iii)any breach by the Purchaser or, following the Closing, the Company, of any of its covenants or agreements set forth in this Agreement, the Purchaser Officer’s Certificate or the Purchaser Secretary’s Certificate (and not, for the avoidance of doubt, any covenant or agreement set forth in any other Related Agreement);

(iv)(all Guarantee Liabilities except to the extent any Guarantee Liability arises from the Company’s breach of the applicable Guaranteed Contract prior to the Closing Date;

(v)any payment required to be made by the Seller or any Affiliate under any of the Performance Bonds, except to the extent that such payment is required due to the Company’s breach of the applicable business license prior to the Closing Date;

(vi)as provided in Section 6.16(b) or Section 6.16(c);

(vii)as provided in Section 6.17; and

(viii)as provided in Section 8.3(f).

(b)The Purchaser shall not have any right of contribution, indemnification or right of advancement from the Seller with respect to any Loss with respect to which any of the Seller Indemnified Parties are entitled to indemnification under this Article IX.

(c)For the purposes of calculating the amount of Losses indemnifiable under Section 9.3(a)(i) with respect to a breach of a representation or warranty of the Purchaser set forth in this Agreement (but not for the purpose of determining a breach of such representation or warranty), the amount of such Losses shall be determined without regard to any qualifications based on the word “material” or similar phrases (including “Material Adverse Effect”) limiting the scope of such representation or warranty.

Limitations on Indemnification

.

(a)Notwithstanding anything to the contrary set forth herein, any payments required to be made to a Purchaser Indemnified Party pursuant to claims for indemnification hereunder shall be made first by resort to the Indemnity Escrow Fund, and second, if the then remaining balance of the Indemnity Escrow Fund is insufficient to satisfy the entire amount of payments required to be made to a Purchaser Indemnified Party, by seeking recourse to the Seller.

(b)Except as set forth in Section 6.4, the rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Purchaser, the Seller, the Company or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.  No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder

(c)In the event an Indemnified Party has suffered a Loss which would arise to a right to be indemnified under more than one of the subclauses of Section 9.2 or Section 9.3, as applicable, such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim for indemnification.

(d)Except for equitable remedies (including, but not limited to, specific performance and those remedies contemplated in this Agreement) and the determination of the Final Working Capital Adjustment Amount and the Final Inventory Amount, the provisions of this Article IX shall be the sole and exclusive remedy for the Indemnified Parties with respect to any matter indemnifiable under this Agreement; provided, however, that nothing in this Agreement shall limit the liability of the Seller or the Purchaser (the “Indemnifying Party”) in connection with Fraud or willful misconduct committed by such Indemnifying Party.

(e)The applicable Indemnifying Party shall not be liable to the applicable Indemnified Parties for indemnification under Section 9.2(a)(i) or Section 9.3(a)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a)(i) or Section 9.3(a)(i), as applicable, exceeds $69,000 (the “Basket”), in which event the Indemnifying Party(ies) shall be required to pay or be liable for all such Losses from dollar one; provided, however, that the Deductible shall not apply to any Losses in respect of any breach of any Fundamental Representation.

(f)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a)(i) or Section 9.3(a)(i), as applicable, shall not exceed $690,000 (the “Cap”); provided, however, that the Cap shall not apply to any breach of any Fundamental Representation.  In no event shall the applicable Indemnifying Party be liable to the applicable Indemnified Parties for Losses in an aggregate amount in excess of the Total Consideration, excluding Losses resulting from the Indemnifying Party’s Fraud or breach of a covenant or agreement under this Agreement.

(g)Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3, as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (reduced by any increase in the annual premium as a result of the claim made under the applicable insurance policy) and any indemnity, contribution or other similar payment actually received or reasonably expected to be received by such Indemnified Party in respect of any such claim.  By way of clarification, an Indemnified Party shall have no obligation to submit a Loss for payment under any of its insurance policies.

(h)Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by such Indemnified Party in the taxable year in which the relevant Loss was incurred or the next succeeding taxable year or period.  For purposes of this Agreement, the amount of any reduction in cash Taxes paid by an Indemnified Party will be calculated by measuring the difference between the amount of Taxes that would be due (without regard to payments or overpayments and not including any payment of estimated Taxes) to a Governmental Entity for Taxes with respect to the Indemnified Party, without taking into account any deductions, credits, losses or other Tax attributes associated with any Loss, and the amount of Taxes actually due (without regard to payments or overpayments and not including any payment of estimated Taxes) to a Governmental Entity for Taxes with respect to the Indemnified Party taking into account the deductions, credits, losses or other Tax attributes resulting from any Loss, assuming that such deductions, credits, losses or other Tax attributes are the last item of deduction, credit, losses or other Tax attributes on any Tax Return.

(i)Nothing in this Agreement shall limit the right of the Purchaser or the Seller or any other Purchaser Indemnified Party or Seller Indemnified Party to pursue remedies under any Related Agreement (excluding the Disclosure Schedule, the Company Officer’s Certificate, the Seller Officer’s Certificate, the Company Secretary’s Certificate, the Seller Secretary’s Certificate, the Purchaser Officer’s Certificate and the Purchaser Secretary’s Certificate) against the parties thereto.

(j)The Final Working Capital Adjustment Amount shall be determined in accordance with Section 1.3(d), and not this Article IX and the Final Inventory Amount shall be determined solely in accordance with Section 1.3(e) and not this Article IX.

Indemnification Claim Procedures

.

(a)Subject to the limitations set forth in Sections 9.1 and 9.4, if an Indemnified Party wishes to make an indemnification claim under this Article IX other than with respect to a third-party Action against such Indemnified Party to which such Indemnified Party would reasonably be expected to have a claim for indemnification under this Article IX (an “Indemnifiable Third-Party Claim”), such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the applicable Indemnifying Party (i) stating that such Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.  Such Indemnification Claim Notice shall be delivered to the applicable Indemnifying Party promptly following such time as such Indemnified Party becomes of aware of such Loss; provided, however, that the failure to give such prompt written notice shall not relieve such Indemnifying Party of its indemnification obligations, except and only to the extent that such Indemnifying Party forfeits rights or defenses by reason of such failure.   Such Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b)If such Indemnifying Party shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim to such Indemnified Party (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by such Indemnifying Party that such Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice and, if such Indemnified Party is a Purchaser Indemnified Party, the Purchaser and the Seller shall, as promptly as practicable thereafter, deliver a joint written instruction to the Escrow Agent to release such amount from the Indemnity Escrow Fund to the Purchaser and if the Indemnified Party is a Seller Indemnified Party, the Purchaser shall deliver to the Seller payment by wire transfer of the full amount of the claim for Losses set forth in such Indemnification Claim Notice within thirty (30) days following the expiration date of the right of the Seller to deliver an Indemnification Claim Objection Notice.  Should the then remaining Indemnity Escrow Fund be insufficient to satisfy in whole the amount to be paid to an Purchaser Indemnified Party by the Seller in accordance with such Indemnification Claim and the Purchaser Indemnified Party is entitled to recover an amount of Losses that exceeds the Indemnity Escrow Fund pursuant to the terms of this Agreement, then the Seller shall, within thirty (30) days following the expiration date of the right of the Seller to deliver an Indemnification Claim Objection Notice, pay to the Purchaser Indemnified Party the amount of such shortfall.

(c)In the event that any Indemnifying Party shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.5(b), such Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If such Indemnifying Party and such Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  In such event, subject to the limitations set forth in Section 9.4, with respect to each Indemnifying Party, such Indemnified Party shall be entitled to prompt payment of all Losses set forth in such memorandum in accordance with this Article IX and, as promptly as practicable after such memorandum, if the Seller is the Indemnifying Party, the Seller shall deliver a joint written instruction to the Escrow Agent to release such amount from the Indemnity Escrow Fund to the Purchaser.  Should the then remaining Indemnity Escrow Fund be insufficient to satisfy in whole the amount to be paid to an Purchaser Indemnified Party by Seller in accordance with such Indemnification Claim and the Purchaser Indemnified Party is entitled to recover an amount of Losses that exceeds the Indemnity Escrow Fund pursuant to the terms of this Agreement, then the Seller shall, within thirty (30) days following date of such memorandum, pay to the Purchaser Indemnified Party the amount of such shortfall in cash.

Third-Party Claims

.

(a)In the event an Indemnified Party becomes aware of an Indemnifiable Third-Party Claim, such Indemnified Party shall notify the Indemnifying Party thereof.  Such notification shall be given within forty-five (45) days after receipt by such Indemnified Party of notice of such Indemnifiable Third-Party Claim and such notification shall describe in reasonable detail (to the extent known by such Indemnified Party) the facts set forth in such Indemnifiable Third-Party Claim and the amount of claimed Losses; provided, however that no delay or failure by such Indemnified Party to provide such notification shall relieve such Indemnifying Party of any liability hereunder except to the extent such failure or delay materially prejudices such Indemnifying Party. Such Indemnifying Party shall have the right to participate in, or by giving written notice to such Indemnified Party, to assume the defense of any Indemnifiable Third-Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, and such Indemnified Party shall cooperate in good faith in such defense; provided, that if such Indemnifying Party is the Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Indemnifiable Third-Party Claim that seeks an injunction or other equitable relief against such Indemnified Party.  In the event that such Indemnifying Party assumes the defense of any Indemnifiable Third-Party Claim, subject to Section 9.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Indemnifiable Third-Party Claim in the name and on behalf of such Indemnified Party.  Such Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Indemnifiable Third-Party Claim with counsel selected by it subject to such Indemnifying Party’s right to control the defense thereof.  If such Indemnifying Party elects not to compromise or defend such Indemnifiable Third-Party Claim or fails to promptly notify such Indemnified Party in writing of its election to defend as provided in this Agreement, such Indemnified Party may, subject to Section 9.6, pay, compromise, defend such Indemnifiable Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Indemnifiable Third-Party Claim.  The Seller and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Indemnifiable Third-Party Claim, including making available (subject to the provisions of Section 6.5) records relating to such Indemnifiable Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnifiable Third-Party Claim.

(b)Notwithstanding any other provision of this Agreement, such Indemnifying Party shall not enter into settlement of any Indemnifiable Third-Party Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.6(b).  If a firm offer is made to settle an Indemnifiable Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of such Indemnified Party and provides, in customary form, for the unconditional release of such Indemnified Party from all liabilities and obligations in connection with such Indemnifiable Third-Party Claim and such Indemnifying Party desires to accept and agree to such offer, such Indemnifying Party shall give written notice to that effect to such Indemnified Party.  If such Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, such Indemnified Party may continue to contest or defend such Indemnifiable Third-Party Claim and, in such event, the maximum liability of such Indemnifying Party as to such Indemnifiable Third-Party Claim shall not exceed the amount of such settlement offer.  If such Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Indemnifiable Third-Party Claim, such Indemnifying Party may settle such Indemnifiable Third-Party Claim upon the terms set forth in such firm offer to settle such Indemnifiable Third-Party Claim.  If such Indemnified Party has assumed the defense pursuant to Section 9.6(a), it shall not agree to any settlement without the written consent of such Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)The defense, settlement and resolution of any Third-Party Claim with respect to Taxes shall be governed by Section 11.3, and not this Section 9.6.

Payments

.  Once a Loss is agreed to by the applicable Indemnifying Party in writing or finally adjudicated to be payable pursuant to this Article IX, such Indemnifying Party shall satisfy its obligations within, unless otherwise set forth above in this Article IX, fifteen (15) Business Days of such written agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Release of Indemnity Escrow Amount

.  On the date that is three (3) Business Days after the date that is six (6) months from the Closing Date (the “Indemnity Escrow Expiration Date”), the Purchaser and the Seller shall deliver to the Escrow Agent a joint written instruction to release to the Seller that amount equal to (a) the Indemnity Escrow Amount, less (b) any amounts released to any Purchaser Indemnified Party prior to the Indemnity Escrow Expiration Date in accordance with this Agreement, and less (c) the amount of all Losses subject to pending claims asserted by Purchaser Indemnified Parties in an Indemnification Claim Notice in accordance with this Agreement that have not been resolved prior to the Expiration Date (the “Initial Indemnity Escrow Release Amount”).  Upon the resolution of all pending claims for which a portion of the Indemnity Escrow Fund was withheld on the Indemnity Escrow Expiration Date, and after any payments to any Purchaser Indemnified Party any amounts owed to such Purchaser Indemnified Party in accordance with this Article IX, all remaining amounts in the Indemnity Escrow Fund (the “Final Indemnity Escrow Release Amount” and, together with the Initial Indemnity Escrow Release

Amount, the “Indemnity Escrow Release Amount”) shall be released to the Seller.  All such payments shall be made by wire transfer of immediately available funds to the wire instructions set forth on the Spreadsheet, or otherwise delivered to the Purchaser in writing prior to such payment (in form and with sufficient backup documentation as the Purchaser may reasonably require).  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Total Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Termination

.  Except as provided in Section 10.2, this Agreement may be terminated and the Purchase abandoned at any time prior to the Closing:

(a)by mutual written agreement of the Seller (on behalf of itself and the Company) and the Purchaser;

(b)by the Purchaser or the Seller (on behalf of itself and the Company) if the Closing shall not have occurred by August 15, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)by the Purchaser or the Seller (on behalf of itself and the Company) if any Legal Requirement shall be in effect which has the effect of making the Transaction illegal or otherwise prohibits or prevents the consummation of the Purchase, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(d)by the Purchaser if there has been a breach of any representation, warranty, covenant or agreement of the Company or the Seller  in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach and such breach has not been cured within ten (10) Business Days after written notice thereof to the Seller; provided, however, that no cure period shall be required (i) for a breach which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VIII for the benefit of the Purchaser are incapable of being satisfied on or before the End Date;

(e)by the Seller (on behalf of itself and the Company) if there has been a breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach and such breach has not been cured within ten (10) Business Days after written notice thereof to the Purchaser; provided, however, that no cure period shall be required (i) for a breach which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VIII for the benefit of the Company and the Seller are incapable of being satisfied on or before the End Date; or

(f)by the Seller (on behalf of itself and the Company) if the Purchaser does not deliver to the Seller by June 14, 2019, (i) evidence, reasonably satisfactory to the Seller, that the Purchaser has closed on at least $4,000,000 in funding that is dedicated for the closing of the Transactions or (ii) written fully executed third party commitments, in forms reasonably satisfactory to the Seller, providing for the irrevocable and unconditional commitments to the Purchaser to fund at least the aggregate amount of $4,000,000 that is dedicated for the closing of the Transactions, which commitments are enforceable against the third party providers of the funding. The Seller may terminate the Agreement pursuant to this Section 10.1(f) if it provides written notice of termination to the Purchaser on or before June 21, 2019.

Effect of Termination

.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, the Company or the Seller or any other Person; provided, however, that (a) each party hereto shall remain liable for any breaches of this Agreement or the Related Agreements to which it is a party prior to its termination; and provided, further, however, that, the provisions of Sections 6.5 (Confidentiality), 6.9 (Third-Party Expenses), 6.13 (Public Disclosure), 6.17 (Auditor Engagement) and Article XII (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X; (b) if this Agreement is terminated pursuant to Section 10.1(a) or by the Purchaser pursuant to Section 10.1(b), Section 10.1(c) or Section 10.1(d), the Deposit shall be released to the Purchaser (and the Seller and Purchaser shall issue joint written instructions instructing the Escrow Agent to release the Deposit to the Purchaser) and the Purchaser shall be entitled to pursue all other remedies available under this Agreement, at law or in equity and (c) if this Agreement is terminated by the Seller pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(e) or Section 10.1(f), the Deposit shall be released to the Seller (and the Purchaser shall instruct the Escrow Agent in writing to release the Deposit to the Seller) and the Seller shall be entitled to pursue all other remedies available under this Agreement, at law or in equity.

Amendment

. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

Extension; Waiver

.  At any time prior to the Closing, the Purchaser, on the one hand, and the Seller (on behalf of itself and the Company), on the other hand, may, to the extent permitted under any applicable Legal Requirement and in such party’s sole discretion, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI
TAX MATTERS

Consolidated Group

.  The Company is a member of the consolidated group (within the meaning of Treasury Regulations Section 1.1502-1(h)) the common parent of which is the Seller for federal income tax purposes through the end of the Closing Date, and the Purchaser shall cause the Company to join its consolidated group effective as of the beginning of the day on the day following the Closing Date.  To the extent not inconsistent with applicable Legal Requirements, the parties agree to report (a) all items of deduction, loss and credit of the Company thereof accruing, or otherwise taken into account, on the Closing Date on the Seller’s consolidated federal income Tax Return pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and (b) all items of taxable income or gain of the Company arising on the Closing Date from any transaction or event taken at the direction of the Purchaser or any of its Affiliates outside of the ordinary course of business and not specifically contemplated by this Agreement on the Purchaser’s consolidated federal income Tax Return to the extent permitted under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

Preparation and Filing of Tax Returns; Payment of Taxes

.

(a)The Seller and the Company shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company required to be filed on or prior to the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with the Company’s past practices, unless otherwise required by applicable Legal Requirements.  The Company shall provide the Purchaser with any such material Tax Return for review and comment a reasonable period prior to the filing of such Tax Return, and the Company and the Purchaser shall consult with each other and attempt in good faith to resolve any disputes arising with respect to such Tax Return.  The Company shall timely remit all Taxes shown to be due on such Tax Returns.  For the avoidance of doubt, the Tax Returns referenced in this Section 11.2(a)

and Section 11.2(c) do not include any Tax Returns of the Company that are filed on a consolidated, affiliated or similar group basis with Seller or other Subsidiaries of Seller.

(b)Except as set forth in Section 11.2(c), the Purchaser shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company to be filed after the Closing Date.  In the case of any Tax Return for any taxable period beginning on or before the Closing Date, (i) such Tax Return shall be prepared on a basis consistent with the Company’s past practices, unless otherwise required by applicable Legal Requirements and (ii) the Purchaser shall provide the Seller with any such material Tax Return for review and comment a reasonable period prior to the filing of such Tax Return. The Seller and the Purchaser shall consult with each other and attempt in good faith to resolve any disputes arising with respect to such Tax Return.  Notwithstanding Section 9.5 and without limiting the Purchaser’s rights pursuant to Article VIII, to the extent that the Purchaser is required to remit any Pre-Closing Taxes payable pursuant to this Section 11.2(b), the Purchaser and the Seller shall promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release an amount of cash from the Indemnity Escrow Fund to the Purchaser equal to the amount of such Taxes at least ten (10) days prior to the due date for payment of such Taxes (except to the extent such Taxes are reflected as current liabilities in the calculation of the Working Capital Adjustment Amount or included in the calculation of Transaction Payroll Taxes or Closing Indebtedness reflected in the calculation of Total Closing Consideration).

(c)The Seller shall pay or cause to be paid all Excluded Sales/Use Tax Amounts and all sales and use Taxes of the Company attributable to the period commencing after the close of business on the Closing Date and ending at 11:59 p.m. Central time on the last day of the month in which the Closing occurs (such amount, the “Post Closing Portion”) and the Seller shall file or cause to be filed all Tax Returns with respect thereto.  The Purchaser shall reimburse the Seller for the Post Closing Portion within five (5) Business Days after the Seller provides reasonable evidence to the Purchaser showing the amount and date of payment of the Post Closing Portion.  Any portion of the Post Closing Portion not paid to the Seller within such five (5) Business Day period shall thereafter accrue interest at the rate of twelve percent (12%).

(d)If the Seller and the Purchaser are unable to resolve any disputes arising with respect to preparation of Tax Returns described in Section 11.2(a) or  Section 11.2(b), the disputed items shall be resolved by the Accounting Firm.  Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis.  If the Accounting Firm is unable to resolve any disputed items before the due date for filing such Tax Return, the Tax Return shall be filed as initially prepared by the Seller or the Purchaser, as applicable, and then amended to reflect the Accounting Firm’s resolution.  Each party agrees that the procedures described in Section 1.3(d)(iv), applied mutatis mutandis, will govern the engagement of the Accounting Firm to the extent applicable, except that the costs, fees and expenses of the Accounting Firm shall be borne one-half by the Purchaser and one-half by the Seller.

Tax Contests

.

(a)In the case of any Action with respect to Taxes of the Company (a “Tax Contest”) for any taxable period ending on or before the Closing Date, the Seller shall, upon written notice to the Purchaser, control the conduct of any such Tax Contest at the expense of the Seller; provided, however, that (i) the Seller shall provide the Purchaser with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) the Seller shall consult with the Purchaser and offer the Purchaser an opportunity to comment before taking any significant action or submitting any written materials in connection with such Tax Contest, (iii) the Seller shall defend such Tax Contest diligently and in good faith as if it were the only party in interest, (iv) the Purchaser shall be entitled, at its own expense, to participate in such Tax Contest and attend any meetings or conferences with the relevant Governmental Entity, and (v) the Seller shall not settle or compromise any issue without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)In the case of any Tax Contest for any taxable period beginning on or before and ending after the Closing Date, the Purchaser shall control the conduct of any such Tax Contest at its own expense; provided, however, that (i) the Purchaser shall provide the Seller with a timely and reasonably detailed account of each stage of such Tax Contest, (ii) the Purchaser shall consult with the Seller and offer the Seller an opportunity to comment before taking any significant action or submitting any written materials in connection with such Tax Contest, (iii) the Purchaser shall defend such Tax Contest diligently and in good faith as if it were the only party in interest, (iv) the Seller shall be entitled, at its own expense, to participate in such Tax Contest and attend any meetings or conferences with the relevant Governmental Entity, and (v) the Purchaser shall not settle or compromise any issue without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)Notwithstanding anything to the contrary in this Agreement, the Seller shall have the sole right to control any Action, settlement or compromise related to Taxes filed as part of a consolidated, affiliated or similar group basis with the Seller or other Subsidiaries of the Seller.

Cooperation

.  The Purchaser, the Company and the Seller shall (and shall cause their respective Affiliates to): (a) reasonably cooperate in the preparation and timely filing of any Tax Return of the Company and in any audit or other proceedings with respect to Taxes or Tax Returns of the Company; (b) make available any information, records, or other documents in its possession relating to any Taxes or Tax Returns of the Company; and (c) provide any information in its possession required to allow the Purchaser or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Legal Requirements.

Resale Exemption Certificates

.  The Company shall provide to Purchaser copies of the resale exemption certificates from each of the Company’s customers with respect to which the Company or such customer was relying on the general sale-for-resale exemption from Pre-Closing Transfer Taxes.

Tax Refunds

.  Any refunds of Taxes of the Company or credits against Taxes of the Company (including any interest paid or credited with respect thereto) received by the Company or the Purchaser (or any of their respective Affiliates) that are attributable to any Pre-Closing Tax Period shall be for the benefit of the Seller, except to the extent such refunds or credits are reflected as current assets in the calculation of the Working Capital Adjustment Amount.  The Purchaser shall pay (or cause to be paid) to the Seller the amount of any such refund or credit within fifteen (15) days after the receipt or availability thereof.

Pre-Closing Tax Periods

.  Neither the Purchaser nor any of its Affiliates shall (a) amend (or cause the Company to amend) any Tax Returns filed by the Company with respect to any Pre-Closing Tax Period, or otherwise allow the Company to file any Tax Return relative to Taxes due and payable by the Company, or assessed against the assets of the Company, for any Pre-Closing Tax Period, (b) make (or cause to be made) or change (or cause to be changed) any Tax election of the Company that has retroactive effect to any Pre-Closing Tax Period, (c) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any Pre-Closing Tax Period, or (d) initiate (or cause to be initiated) any voluntary disclosure or similar process with respect to the Company for any Pre-Closing Tax Period, in each case without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Tax Procedure

.  At Purchaser’s request, the Seller and Purchaser shall follow the “alternate procedure” for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34.

ARTICLE XII
GENERAL PROVISIONS

Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)if to the Purchaser (and the Company after Closing), to:

Cool Holdings, Inc.
4445 Eastgate Mall, Suite 200
San Diego, California  92121
Attention:  Vernon A. LoForti
Email:  vern.loforti@infosonics.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
600 Anton Boulevard, Suite 2000
Costa Mesa, California  92626
Attention:  Jason R. Wisniewski, Esq.
Email: wisniewski.jason@dorsey.com

(b)if to the Seller or Company (prior to the Closing), to:

GameStop Corp.
625 Westport Parkway
Grapevine, TX 76051
Email: danielkaufman@gamestop.com
Attention: Daniel Kaufman

with a copy (which shall not constitute notice) to:

Holland & Hart LLP
222 South Main Street
Suite 2200
Salt Lake City, Utah 84101
Attention: Marc Porter
Email:  mcporter@hollandhart.com

Interpretation

.  When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” is used in the inclusive sense of “and/or.”  The terms “or,” “any” and “either” are not exclusive.  When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.”  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule.  References to any Person include the successors and permitted assignees of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to one gender include all genders.  When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Entire Agreement

.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

Assignment

.  This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations hereunder to their Affiliates as long as the Purchaser remains ultimately liable for all of its obligations hereunder and the Seller may assign its rights and delegate its obligations hereunder to a Person in connection with an Acquisition provided such assignee assumes and agrees to be bound hereby.

Severability

.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Specific Performance and Other Remedies

.

(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c)The liability of any Person under Article IX will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s Fraud or willful misconduct.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article IX, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on such other Person’s Fraud or willful misconduct, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for Fraud or willful misconduct, (ii) the time period during which such claim for Fraud, or willful misconduct may be brought, or (iii) the recourse which any such Person may seek against such other Person with respect to a claim related to such Person’s Fraud or willful misconduct.

Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Exclusive Jurisdiction

.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the federal courts of the United States of America or the courts of the State of Delaware in each case location in the City of Wilmington and County of New Castle in connection with any matter based upon or arising out of this Agreement, any Related Agreement, the Purchase, the other Transactions or any other matters contemplated herein.  Each party agrees not to commence any legal proceedings related hereto except in such court.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.  The parties hereto and the Indemnifying Parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

Waiver of Jury Trial

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Attorney Client Privilege

.  Each of the Purchaser and the Company, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that communications and attorney work-product documentation between the Company or the Seller and Holland & Hart LLP, made exclusively in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action exclusively arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Transactions, are privileged communications and documentation between the Company and such counsel, will not pass and become an asset or property of the Company following the Closing. From and after the Closing, each of Purchaser and the Company, on behalf of itself and its respective Affiliates, waives and will not assert against the Company or the Seller, or against any manager, director, member, partner, officer, employee or affiliate of the Company or the Seller, any attorney-client privilege with respect to any communication exclusively relating to this Agreement, any agreements contemplated by this Agreement or the Transactions, between Holland & Hart LLP and the Company or the Seller occurring prior to the Closing in connection with any representation from and after the Closing. The Purchaser further agrees that Holland & Hart LLP and its respective partners and employees are third party beneficiaries of this Section 12.11.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Purchaser, the Seller and the Company have caused this Agreement to be executed as of the date first written above.

PURCHASER:

COOL HOLDINGS, INC.

By:	/s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Vice President and Secretary

SELLER:

GAMESTOP CORP.

By:	/s/ Scott Drake Name: Scott Drake Title: Senior Vice President, Finance & Treasurer

COMPANY:

SIMPLY MAC, INC.

By:	/s/ Scott Drake Name: Scott Drake Title: Senior Vice President, Finance & Treasurer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

ANNEX A
DEFINED TERMS

“Acquisition” means a change in ownership or control of the Seller effected through any of the following transactions: (i) a merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Seller’s outstanding voting securities immediately prior to such transaction; (ii) a sale, transfer or other disposition of all or substantially all of the Seller’s assets; or (iii) the acquisition, directly or indirectly, by any Person or related group of Persons (other than the Seller or a person that directly or indirectly controls, is controlled by, or is under common control with, the Seller), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the Seller’s outstanding securities from a Person or Persons other than the Seller.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Apple” means Apple Inc.

“Apple Consent” means that certain email consent dated March 1, 2019 from Apple approving and consenting to this Agreement and the Transactions.

“Applicable Accounting Principles” means, when used in respect of an asset or liability of the Company, such asset or liability as determined in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparation of the Financial Statements.

“Applicable Subsidiaries” means each of Tekart LLC, a Florida limited liability company, OneClick License LLC, a Florida limited liability company, OneClick International, LLC, a Florida limited liability company, InfoSonics Latin America, Inc., a California corporation, and verykool USA, Inc., a Maryland corporation.

“AT&T” means AT&T Mobility I, LLC, AT&T Mobility II, LLC, any parent, subsidiary or Affiliate thereof or any successor in interest of any of the foregoing.

“AT&T Agreement” means the AT&T National Exclusive Dealer Agreement by and between the Company and AT&T Mobility, LLC dated October 1, 2014.

“AT&T Consent” means AT&T’s written approval of the transactions contemplated by this Agreement, to the extent required by the AT&T Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the State of Utah are authorized or obligated by law or executive order to close.

“Closing Cash Consideration” means the (a) Total Closing Consideration less (b) the Inventory Note Amount less (c) the Deposit.

“Closing Indebtedness” means, without duplication of any other components of Total Closing Consideration, the aggregate amount of all outstanding Indebtedness of the Company as of immediately prior to the Closing, excluding (a) any intercompany Indebtedness to be cancelled and forgiven prior to the Closing pursuant to this Agreement and (b) the Excluded Sales/Use Tax Amounts.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means shares of Common Stock of the Company, no par value.

“Company Database” means each database in which Personal Data is or has been maintained by or for the Company.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Subsidiary has or may have any liability or obligation.

“Company IP” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company. For purposes of clarity, the reference in the immediately preceding sentence to Intellectual Property “owned” by the Company refers to ownership of Intellectual Property Rights in and to such Intellectual Property, and not mere ownership of a copy. By way of example, a book purchased from a third-party by the Company would not constitute “Company IP.”

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Privacy Policy” means each external or internal, present privacy policy or privacy- or security-related representation, obligation or promise of the Company, including any policy, representation, obligation, or promise relating to: (i) the privacy of any individuals, including users of any Company Services (including any website or online service); or (ii) the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, retention, interception, analysis, scanning, other processing or security of any Personal Data.

“Company Service(s)” means each service or product (including all websites, applications, mobile apps, and other online services) owned, made, marketed, distributed, imported, licensed, sold or otherwise provided by or on behalf of the Company at any time since its inception (including in connection with the provision by the Company of services to customers of the Company).

“Company Software” means any software (including Company IP and Licensed IP) that is embedded in, or used by the Company in the conduct of, its business (including in connection with any Company Service).

“Contract” means any written or oral contract, mortgage, indenture, lease, license, plan or other agreement or instrument.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 25, 2014, by and among the Seller, as lead borrower, certain of Seller’s subsidiaries party thereto including the Company, as subsidiary  borrowers, Bank of America, N.A., as administrative and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, National Association, U.S. Bank National Association and Regions Bank, as co documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and bookrunner, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of September 25, 2014,  the Second Amendment to Second Amended and Restated Credit Agreement, dated as of November 20, 2017, and the Third Amendment to the Second Amended and Restated Credit Agreement dated December 10, 2018, together with all agreements related thereto.

“Deposit Escrow Agreement” means the Escrow Agreement entered into among the Purchaser, the Seller and the Escrow Agent in the form attached as Exhibit C, together with such changes requested by the Escrow Agent mutually acceptable to the Purchaser and Seller.

“Employee” means any current employee or officer of the Company.

“Employee Agreement” means each employment, severance, separation or bonus Contract between the Company or any ERISA Affiliate and any Employee.

“Environmental Law” means any Legal Requirement relating to worker health and safety, protection of the environment, Hazardous Material or any Hazardous Material Activity.

“Environmental Permit” means any consent, license, permit, grant or other authorization required by Environmental Law.

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Sales/Use Tax Amounts” means any and all unpaid sales and use Taxes of the Company that are attributable to any Pre-Closing Tax Period (with respect to any month in which the Closing occurs, as determined pursuant to the definition of Pre-Closing Taxes).

“Fraud” means an actual, intentional and knowing fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any court, administrative agency, tribunal or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Guaranteed Contracts” means the Contracts listed in the Guaranteed Contracts Schedule.

“Hazardous Material” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and any recycling, product take-back or product content requirements.

“Indebtedness” of any Person means, without duplication and to the extent that any of the following are not current liabilities in the Sample Statement: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) or (ii)  above to the extent of the obligation secured and only to the extent of drawn amounts; (iv) all guarantees by such Person of any liabilities of a third-party of a nature similar to the types of liabilities described in clauses (i), (ii) or (iii)  above, to the extent of the obligation guaranteed and only to the extent of drawn amounts; and (v) all interest, fees, change of control payments, prepayment premiums, cancellation charges, fees, or penalties and other, charges, fees, penalties, or expenses owed with respect to the indebtedness referred to in clauses (i) through (iv) above; provided that, for the avoidance of doubt, the Performance Bonds shall not be considered Indebtedness.

“Indemnity Escrow Agreement” means an escrow agreement to be entered into among the Purchaser, the Seller and the Escrow Agent substantially in the form attached as Exhibit D, together with such changes requested by the Escrow Agent mutually acceptable to the Purchaser and Seller.

“Intellectual Property” means algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, Trademarks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, service mark, logo and design mark, trade dress, fictitious or other business name, brand name, domain name and trade name rights and similar rights, together with all goodwill associated with any of the foregoing (“Trademarks”); (iii) trade secret rights; (iv) patent and industrial design property rights; (v) rights of personality and publicity; (vi) all other proprietary rights in Intellectual Property, including the right to enforce and recover damages for the infringement or misappropriation; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above.

“Inventory Note” means that certain Secured Promissory Note in favor of Seller, in substantially the form attached hereto as Exhibit A, which shall initially have a principal face amount equal to the Estimated Inventory Amount.

“Inventory Note Amount” shall mean the principal amount of the Inventory Note, as adjusted, pursuant to the terms of this Agreement the Inventory Note.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company and the Seller, (i) the actual knowledge, after inquiring of their direct reports, of the following: Scott Drake and Tiff Polmateer and (ii) the actual knowledge of Howard Young; and (b) with respect to the Purchaser, the actual knowledge, after inquiring of their direct reports, of the following: Mauricio Diaz, Rein Voigt and Vern Loforti.

“Legal Requirement” means any applicable U.S. or non-U.S. federal, state, local, international or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” means (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Services; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, in each case, to which a third-party has granted a license, covenant not to sue, or any other right to the Company.

“Licensed IP Contract” means any Contract to which the Company is a party or by which the Company is bound, pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to Licensed IP other than (a) non-exclusive inbound licenses, including “shrink-wrap” or “click-wrap” licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms, (b) any software licensed under open source or similar licenses, and (c) non-disclosure agreements that have been entered into in the ordinary course of business).

“Lien” means any lien, pledge, charge, claim, mortgage, assessment, hypothecation, deed of trust, lease, option, right of first refusal, preemptive right, easement, covenant, right of way, servitude, transfer restriction, security interest or other encumbrance of any kind or character whatsoever other than (i) Liens for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) mechanic’s, materialmen’s, and similar Liens, (iii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, and (v) non-exclusive licenses with respect to Company IP granted by the Company in ordinary course of business consistent with past practice.

“Losses” means any loss, damage, liability, interest, award, penalty, imposition, assessment, fine, judgment, settlement, or cost including court costs and reasonable attorneys’ and other professionals’ fees and expenses, and any other costs of asserting and enforcing the applicable party’s rights hereunder; provided, however, that Losses does not include punitive, consequential (by reason of such damages not being reasonably foreseeable), indirect, exemplary or special damages, except (in each case) to the extent any such Losses are found by a court of competent jurisdiction to be owed by the Indemnified Party to a third party.

“Made Available” means that the Company or the Seller has posted such materials to the virtual data room managed by OneDrive and made available to the Purchaser and its Representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two (2) days prior to the date of this Agreement; provided, however, that, with respect to the following Contracts, “Made Available” also means that such Contract may be included in the Seller’s filings that are made available via EDGAR: (a) the unsecured 6.75% senior notes due 2021, issued pursuant to that certain Indenture dated as of March 9, 2016 by and among Seller, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and (b) the Credit Agreement.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or operations of the Company taken as a whole; provided that none of the following shall constitute or be considered in determining whether a Material Adverse Effect shall have occurred: (a) changes generally affecting any of the economies in which the Company conducts business (except to the extent that such changes have a materially disproportionate effect on the Company), (b) changes affecting the industries generally in which the Company conducts business (except to the extent that such changes have a materially disproportionate effect on the Company); (c) changes in legal or regulatory conditions, including changes or proposed changes in laws applicable to the Company or any of their respective properties, assets or liabilities, or in applicable accounting or tax regulations or principles or interpretations thereof, including GAAP; (d) national, international or any regional political conditions, any acts of terrorism or war, any outbreak or escalation of hostilities, whether or not pursuant to the declaration of an emergency or war, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national or international calamity, in each case whether or not involving the United States, (e) any events or occurrences directly or indirectly related to the announcement or consummation of the Purchase (including any loss of or adverse change in the relationship of the Company with any of its employees, customers, suppliers or partners related thereto), (f) any action that is required under this Agreement or that is taken at the direction of the Purchaser, or (g) any change or prospective change in (i) the level or form of compensation payable by Apple to third party operators of Apple retail stores or (ii) the pricing charged by Apple to third party operators for Apple products or services; provided, however, that the failure of the Company to meet any internal or external projections, forecasts, budgets or estimates of revenue or earnings shall not, in and of itself, be evidence that a Material Adverse Effect has occurred, it being understood, for the avoidance of doubt, that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred.

“Net Working Capital” means the amount equal to (i) the total current assets of the Company (excluding the Closing Inventory Amount) as of the close of business on the Closing Date as determined in accordance with the Applicable Accounting Principles, minus (ii) the total current liabilities of the Company (excluding the Closing Indebtedness, the Third-Party Expenses, the Transaction Payroll Taxes and any accounts payable or other Indebtedness related to the Closing Date Product Inventory, but including all Pre-Closing Taxes (which, for the avoidance of doubt shall exclude all Taxes included in the Transaction Payroll Taxes or Indebtedness and shall exclude the Excluded Sales/Use Tax Amounts)) as of the close of business on the Closing Date as determined in accordance with the Applicable Accounting Principles.  Net Working Capital, and each of the components thereof, shall be determined in accordance with GAAP consistently applied on a basis consistent with the Financials and the Closing Date Balance Sheet.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Performance Bonds” means the performance bonds posted by the Company or the Seller or any of their Affiliates to secure or maintain business licenses.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means (i) any information that relates to an identified or identifiable individual, including name, street address, telephone number, e‑mail address, user name and password, photograph, government-issued identifier (including Social Security number, tax identification number, driver’s license number, or passport number), credit card number, bank information, or customer or account number, biometric identifiers, machine or device identifiers, or any other piece of information used or intended to be used to identify or contact an individual or device; (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Legal Requirement; and (iii) any information that is associated, directly (by, for example, records linked via unique keys) with any of the foregoing.

“Pre-Closing Taxes” means (A) Taxes of or with respect to the Company or its assets or operations attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”) or resulting from actions taken on or prior to the Closing Date, assuming that the Company used the accrual method of Tax accounting throughout such periods and treating any amount received prior to the Closing and deferred pursuant to the Company’s method of Tax accounting, including under Rev. Proc. 2004-34, as subject to Tax in the Pre-Closing Tax Period, including, for the avoidance of doubt, all Pre-Closing Transfer Taxes (it being understood that the portion of any Taxes for a taxable period beginning on or before and ending after the Closing Date allocable to the portion of such period ending on the Closing Date shall be (i) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items or Taxes imposed in connection with any sale or other transfer or assignment of property, other than in connection with the Transactions, determined on the basis of a closing of the books as of the close of business on the Closing Date (except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date, shall be allocated on a per diem basis), and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Taxes as a result of (1) the Company being (or having been) on or prior to the Closing Date a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) liability as a transferee or successor, by Contract or otherwise, which relate to an event occurring on or before the Closing Date, or (C) an express or implied obligation of the Company arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person.

“Pre-Closing Transfer Taxes” means Transfer Taxes applicable to transactions between the Company and its customers and suppliers during the Pre-Closing Tax Period.

“Privacy Legal Requirement” means all applicable Legal Requirements relating to (i) privacy, data protection and data security, or (ii) the collection, obtainment, storage, transmission, transfer (including cross-border transfers), hosting, disclosure, use, retention, interception, disposal, analysis, scanning, or other processing of Personal Data (including Personal Data of employees, contractors, and third parties).

“Product” means and individual product unit for retail sale.

“Product Inventory” means the Products held by the Company in inventory or in transit to the Company.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Related Agreements” means the Deposit Escrow Agreement, Indemnity Escrow Agreement, the Inventory Note, the Transition Services Agreement and all other agreements and certificates entered into by the Company or the Seller in connection with this Agreement.

“Representatives” means directors, officers or other employees, stockholders, Affiliates, representatives, or other agents, including financial, legal or accounting advisors.

“Required Consents” means the AT&T Consent and the other consents and/or notices required under the Contracts listed on the Required Consent Schedule.

“Sample Statement” means the illustrative calculation of Total Closing Consideration set forth in Exhibit E.

“SEC” means the Securities and Exchange Commission.

“Spring Transition Services Agreement” means that certain Transition Services Agreement dated as of January 16, 2019, made by and among Prime Communications, L.P., a Delaware limited partnership, Prime Acquisition Company, LLC, a Delaware limited liability company (“Prime”), Spring Communications Holding, LLC, a Delaware limited liability company (“Spring”), the Seller and the Company pursuant to which Prime and Spring provide certain transition services to the Company.

“Subsidiary” means, with respect to any Person, each corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), unclaimed property or escheat, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise by operation of law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Third-Party Expenses” means, without duplication of any other components of Total Closing Consideration: (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Purchase and the other Transactions; (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company on account of the Closing Indebtedness (it being understood that this clause (ii) shall not include any amounts included in Closing Indebtedness and shall not include any amounts resulting from the early termination of Contracts terminated at the request of the Purchaser which would not be due in the absence of such request); (iii) any bonus, severance, change-in-control payments or similar payment obligations (including payments with either “single trigger” or “double trigger” provisions) of the Company to Employees resulting from, or in connection with, the Transactions.

“Total Closing Consideration” means an amount equal to (i) $7,250,000.00, less (ii) Closing Indebtedness, less (iii) Third-Party Expenses (not including any Third-Party Expenses to the extent paid by the Company at or prior to the Closing), less (iv) the Transaction Payroll Taxes, less (v) the Estimated Working Capital Adjustment Amount (if a negative number), plus (vi) the Estimated Working Capital Adjustment Amount (if a positive number), plus (vii) the Estimated Inventory Amount less $1,100,000, less (viii) the Indemnity Escrow Amount, plus (ix) the Deposit.

“Total Consideration” means (i) the Total Closing Consideration, plus (ii) the Final Working Capital Adjustment (if a positive number), minus (iii) the Final Working Capital Adjustment (if a negative number), (iv) plus (v) the Final Inventory Amount (if a positive number) less $1,100,000, minus (vi) the Final Inventory Amount (if a negative number) less $1,100,000, plus (vii) the Indemnity Escrow Release Amount.

“Transaction Payroll Taxes” means, without duplication of any other components of Total Closing Consideration, the employer portion of any payroll or employment Taxes incurred in connection with any bonuses or other compensatory payments in connection with the Transactions, whether payable by the Purchaser, the Company or any of their respective Affiliates.

“Transfer Taxes” shall mean any sales, use, excise, gross receipts, value added, goods and services and other transfer taxes, filing and recordation fees and similar taxes, fees and charges.

“Transition Services Agreement” means the Transition Services, in substantially the form attached as Exhibit B, subject to the parties completing Exhibit A thereto.

“Treasury Regulations” means the final, proposed and temporary regulations promulgated by the U.S. Department of Treasury under the Code, as such regulations may be amended from time to time.

“Working Capital Adjustment Amount” means the amount by which the Net Working Capital is greater than or less than $0, calculated as of Closing.

[Table of Other Defined Terms follows]

Term	Section
Accounting Firm	1.3(d)(iv)
Agreement	Preamble
Alternative Transaction	6.1(b)
Auditor	6.17
Balance Sheet Date	2.7(a)
Books and Records	2.24
Articles of Incorporation	2.1
Charter Documents	2.1
Claims	7.2(b)
Closing	1.2
Closing Date	1.2
Closing Date Balance Sheet	6.10
Closing Inventory Amount	1.3(e)(i)
Closing Date Product Inventory	1.3(e)(i)
Company	Preamble
Company Authorizations	2.18
Company Returns	2.10(a)
Company Officer’s Certificate	8.2(h)
Company Secretary Certificate	8.2(e)
Confidential Disclosure Agreement	6.5
Conflict	2.4
Continuation Period	6.7(b)
Continuing Employees	6.7(b)
Current Balance Sheet	2.7(a)
Deposit	1.1(a)
Disclosure Schedule	Article II
Effect	Annex A
End Date	10.1(b)
Enforceability Limitations	2.2
Indemnity Escrow Amount	1.3(c)
Indemnity Escrow Expiration Date	9.8
Indemnity Escrow Fund	1.3(c)
Indemnity Escrow Release Amount	9.8

Term	Section
Estimated Working Capital Adjustment Amount	6.10
Estimated Inventory Amount	6.11
Expiration Date	9.1
FCPA	2.22(b)
Final Indemnity Escrow Release Amount	9.8
Final Inventory Amount	1.3(e)(v)
Final Working Capital Adjustment	1.3(d)(v)
Financials	2.7(a)
Fundamental Representations	9.1
Guarantees	6.6(b)
Guaranteed Liabilities	6.6(b)
Indemnifiable Third-Party Claim	9.5(a)
Indemnification Claim Notice	9.5(a)
Indemnification Claim Objection Notice	9.5(b)
Publicly Traded Securities	7.3(a)
Purchaser Indemnified Parties	9.2(a)
Indemnifying Party	9.4(d)
Initial Indemnity Escrow Release Amount	9.8
Insurance Policies	2.21
Interested Party	2.23
Lease Agreement	2.11
Leased Real Property	2.11
Material Contracts	2.15(b)
New Plans	6.7(b)
Notice of Disagreement	1.3(d)(ii)
Payoff Letter	6.8(a)
Post-Closing Working Capital Adjustment Amount	1.3(d)(i)
Post-Closing Statement	1.3(d)(i)
Pre-Closing Tax Period	Annex A
Purchase	Preamble
Purchaser	Preamble
Purchaser Secretary’s Certificate	8.3(e)
Registered Company IP	2.13(a)

Term	Section
Released Parties	7.2(a)
Releasing Party	7.2
Restricted Area	7.3(a)
Restricted Business	7.3(a)
Resolution Deadline	1.3(d)(iv)
Representatives	Annex A
Section 409A	2.10(l)
Seller	Preamble
Seller Officer’s Certificate	8.2(i)
Seller Payment Obligations	6.16(b)
Seller Secretary Certificate	8.2(f)
Shares	2.5(a)
Spreadsheet	6.12
Tax Contest	11.3(a)
Term Sheet	6.5
Third-Party	6.1(b)
Top Supplier	2.26
Transactions	Preamble
Transfer	7.1(a)
2016 Financials	2.7(a)
2017 Financials	2.7(a)
2018 Financials	2.7(a)